      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996



                                             REGISTRATION STATEMENT NO. 333-4604

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                 GLIATECH INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            2834                           34-1587242
 (State or other jurisdiction of     (Primary standard industrial            (I.R.S. employer
  incorporation or organization)     classification code number)          identification number)

                               ------------------

                            23420 COMMERCE PARK ROAD
                             CLEVELAND, OHIO 44122
                                 (216) 831-3200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                          THOMAS O. OESTERLING, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 GLIATECH INC.
                            23420 COMMERCE PARK ROAD
                             CLEVELAND, OHIO 44122
                                 (216) 831-3200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                   COPIES TO:

              THOMAS C. DANIELS, ESQ.                           JAMES R. TANENBAUM, ESQ.
            JONES, DAY, REAVIS & POGUE                          STROOCK & STROOCK & LAVAN
                901 LAKESIDE AVENUE                                 7 HANOVER SQUARE
               CLEVELAND, OHIO 44114                            NEW YORK, NEW YORK 10004
                  (216) 586-3939                                     (212) 806-5400

                               ------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable
            after this Registration Statement has become effective.
                               ------------------

    If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE



   ------------------------------------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------------------------------------
    Title of each class of                          Proposed maximum                         Amount of
    securities to be registered               aggregate offering price(1)               registration fee(2)
   ------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value per
    share                                             $23,625,000                              $8,147
   ------------------------------------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o).


(2) On May 3, 1996, the Company filed the Registration Statement indicating $20,062,500 in maximum aggregate offering price and paid a fee of $6,919. An additional fee of $1,228 is paid herewith with respect to an additional $3,562,500 in aggregate offering price.

                               ------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 GLIATECH INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

ITEM
NO.                 FORM S-1 HEADING                    CAPTION OR LOCATION IN PROSPECTUS
- ----   ------------------------------------------   ------------------------------------------
 1.    Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus....   Front Cover Page of the Registration
                                                    Statement; Front Cover Page of Prospectus
 2.    Inside Front and Outside Back Cover Pages
       of Prospectus.............................   Inside Front and Outside Back Cover Pages
                                                    of Prospectus
 3.    Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges........   Prospectus Summary; Risk Factors
 4.    Use of Proceeds...........................   Prospectus Summary; Use of Proceeds
 5.    Determination of Offering Price...........   Outside Front Cover Page of Prospectus
 6.    Dilution..................................   Dilution
 7.    Selling Security Holders..................   Selling Stockholders
 8.    Plan of Distribution......................   Outside Front Cover Page of Prospectus;
                                                    Plan of Distribution
 9.    Description of Securities to be
       Registered................................   Prospectus Summary; Description of Capital
                                                    Stock
10.    Interests of Named Experts and Counsel....   Legal Matters; Experts
11.    Information with Respect to the Registrant
       (a) Description of Business...............   Business
       (b) Description of Property...............   Business
       (c) Legal Proceedings.....................   Business
       (d) Market Price of and Dividends on
           Registrant's Common Equity and Related
           Stockholder Matters...................   Common Stock Market Prices and Dividend
                                                    Policy
       (e) Financial Statements..................   Index to Financial Statements
       (f) Selected Financial Data...............   Selected Consolidated Financial Data
       (g) Supplementary Financial Information...   Not Applicable
       (h) Management's Discussion and Analysis
           of Financial Condition and Results of
           Operations............................   Management's Discussion and Analysis of
                                                    Financial Conditions and Results of
                                                    Operations
       (i) Changes in and Disagreements with
           Accountants on Accounting and
           Financial Disclosure..................   Not Applicable
       (j) Directors and Executive Officers......   Management
       (k) Executive Compensation................   Executive Compensation
       (l) Security Ownership of Certain
       Beneficial Owners and Management..........   Principal Stockholders
       (m) Certain Relationships and Related
           Transactions..........................   Executive Compensation; Certain
                                                    Transactions
12.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...............................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 15, 1996

PROSPECTUS

                                1,750,000 SHARES


                                  COMMON STOCK
                            ------------------------


     Of the 1,750,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby, 1,500,000 are being issued and sold by Gliatech Inc., a Delaware corporation (the "Company"), and 250,000 are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Common Stock is quoted on the Nasdaq National Market under the symbol "GLIA." On May 14, 1996, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $13.50 per share. See "Common Stock Market Prices and Dividend Policy."



     SEE "RISK FACTORS" LOCATED BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                            PROCEEDS TO
                                    PRICE TO        PLACEMENT AGENT      PROCEEDS TO          SELLING
                                     PUBLIC             FEE (1)        COMPANY (2)(3)      STOCKHOLDERS
  Per Share...................          $                  $                  $                  $
  Total.......................          $                  $                  $                  $


(1) The Common Stock is being offered on an all or none basis by the Company and the Selling Stockholders principally to selected institutional investors, including current institutional holders of the Company's Common Stock. Vector Securities International, Inc., Montgomery Securities and McDonald & Company Securities, Inc. (the "Placement Agents") have been retained to act, on a best efforts basis, as agents for the Company in connection with the arrangement of this transaction. The Company has agreed to pay the Placement Agents a fee in connection with the offering and to reimburse the Placement Agents for certain out-of-pocket expenses. The Company and the Selling Stockholders have agreed to indemnify the Placement Agents against certain liabilities under the Securities Act of 1933 (the "Securities Act.") See "Plan of Distribution."



(2) The termination date of the offering is ______________, 1996. Prior to the closing date of this best efforts, all or nothing, offering all investor funds will be promptly placed in escrow with Citibank, N.A., as escrow agent for funds collected in connection with the offering (the "Escrow Agent"), in an escrow account established for the benefit of the investors. Upon receipt of notice from the Escrow Agent that investors have affirmed purchase of the Common Stock and deposited the requisite funds in the escrow account, the Company and the Selling Stockholders will deposit with the Depository Trust Company the shares of Common Stock to be credited to the accounts of the investors and will collect the investor funds from the Escrow Agent. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited with the Escrow Agent will be promptly returned to the investors. See "Plan of Distribution."



(3) Before deducting expenses payable by the Company estimated at $400,000.

                            ------------------------

Vector Securities International, Inc.
                             Montgomery Securities
                                                              McDonald & Company
                                                          Securities, Inc.
             THE DATE OF THIS PROSPECTUS IS ______________ , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto, on Form S-1 under the Securities Act), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement can be inspected at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     ADCON(R) is a registered trademark of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refer to Gliatech Inc. and its subsidiaries. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Gliatech Inc. (the "Company") is engaged in the development and commercialization of medical devices designed to inhibit excessive surgical scarring and adhesion formation following surgery. Postoperative scarring and adhesion formation can become excessive, binding together tissues and organs causing pain, obstruction and impairment of function. Further, excessive scarring can obstruct access to the surgical site, making additional surgery difficult. The Company is engaged in the development and commercialization of the ADCON family of medical devices to address such postoperative complications. In addition, the Company is pursuing the development of drug candidates for the treatment of certain nervous system disorders, including Alzheimer's disease, through its strategic alliance with Janssen Pharmaceutica, N.V. of Belgium ("Janssen"), a wholly-owned subsidiary of Johnson & Johnson, and cognitive disorders.

ADCON SURGICAL ADHESIONS PRODUCTS

     The ADCON family of medical devices are being developed by the Company to inhibit excess scarring and adhesion formation at the surgical site. The initial ADCON products are formulated as proprietary resorbable gels for direct application by surgeons to organs and tissues during surgery to inhibit surgical scarring and adhesions. ADCON-L is designed to inhibit scarring and adhesions formation following lumbar disc surgery. ADCON-T/N is designed for use in tendon and peripheral nerve repair surgeries, such as carpal tunnel syndrome and tenolysis. In addition to ADCON-L and ADCON-T/N, the Company is in the early stages of development of several additional ADCON products for use in pelvic/gynecological, abdominal, cardiac and implant/prosthetic surgeries. Because of the differences in the body environments in which each of these product candidates would be used, a number of different formulations may be required.

     Approximately 800,000 lumbar disc surgeries are performed annually in the U.S., Europe and Japan with approximately 420,000, 250,000 and 130,000 performed in the U.S., Europe and Japan, respectively. Certain of these patients experience severe recurrent postoperative pain or impairment of daily living activities due to surgical scarring and adhesions. Since it is not possible to predict prior to surgery which patients are likely to develop adhesion-related problems, the Company believes that ADCON-L is appropriate for use prophylactically during most lumbar disc surgeries.

     Based on European pivotal clinical studies and other compliance efforts and submission of data, the Company recently obtained regulatory clearance to affix CE Marking on ADCON-L and ADCON-T/N, thereby allowing ADCON-L and ADCON-T/N to be marketed in the 15 European Union countries for lumbar disc surgery and tendon and peripheral nerve repair surgery, respectively. The Company has entered into distribution agreements with independent distributors for ADCON-L in Austria, Belgium, France, Germany, Italy, The Netherlands, Spain, Switzerland and the United Kingdom. For ADCON-T/N, the Company intends initially to pursue only a limited distribution in the 15 European Union countries during 1996 and currently has entered into distribution agreements in Austria, Belgium, Italy, The Netherlands and Switzerland. In addition, the Company received approval from the U.S. Food and Drug Administration ("FDA") to initiate pivotal clinical trials for ADCON-L and ADCON-T/N in the United States. The Company is currently enrolling patients in these clinical trials. The Company intends to submit Premarket Approval Applications ("PMA") to the FDA upon the successful completion of these trials.

NERVOUS SYSTEM DISORDERS

     The Company is also engaged in the research and development of therapeutic products for the treatment of certain nervous system disorders, including Alzheimer's disease, and cognitive disorders. Studies have shown that certain glial cells and glial-derived factors are consistently associated with senile neuritic beta-amyloid plaques, which are thought to be a key contributor to Alzheimer's disease associated pathology. In October 1994, the Company entered into an agreement with Janssen to collaborate on the research and development of therapeutic products to treat Alzheimer's disease (the "Janssen Agreement"). In addition, in September 1995, the Company entered into an addendum to the Janssen Agreement in order to expand the scope of the collaboration. As a result of screening compounds from Janssen's pharmaceutical library, several lead compounds have been identified.

     The Company's Cognition Modulation program is focused on a class of compounds designed to act on the histamine H(3) receptor in the brain which regulates sleep/wakeful states and modulates the level of arousal and alertness. An antagonist to this receptor could lead to enhanced states of alertness for treating narcolepsy, attention deficit hyperactive disorder (ADHD) and the cognitive deficit in Alzheimer's disease patients. The Company has identified a number of lead compounds and is currently conducting preclinical studies on certain of these antagonist compounds. An agonist to the histamine H(3) receptor could reduce levels of wakefulness and arousal for use in the treatment of anxiety and insomnia.

     The Company was incorporated under the laws of the State of Delaware on August 12, 1987 and commenced operations in 1988. The Company's executive offices are located at 23420 Commerce Park Road, Cleveland, Ohio 44122, telephone number (216) 831-3200.

                                  THE OFFERING


Common Stock offered by the Company..........  1,500,000 shares
Common Stock offered by the Selling
  Stockholders...............................  250,000 shares
Common Stock to be outstanding after the
  offering...................................  8,811,036 shares (1)
Use of proceeds..............................  For research and development of products relating to the Cognition Modulation program
                                               of the Company, continued research and
                                               development of ADCON products other than
                                               ADCON-L and ADCON-T/N, working capital and
                                               other general corporate purposes.
Nasdaq National Market symbol................  GLIA


- ---------------


(1) Does not include an aggregate of 768,975 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's Stock Option Plans (as defined herein) and 20,000 shares of Common Stock reserved for issuance upon the exercise of warrants. See "Description of Capital Stock -- Warrants."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                             THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,          INCEPTION TO
                                     ---------------------------------------------------   -----------------------    MARCH 31,
                                      1991      1992      1993       1994        1995        1995          1996          1996
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Government grants................  $    85   $   186   $   302   $     141   $     255   $      48     $      38     $  1,007
  Research contracts and licensing
    fees...........................       --        --        --         918       2,217         481           715        3,849
  Product sales....................       --        --        --          86         182           0            76          345
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
    Total revenues.................       85       186       302       1,145       2,654         529           829        5,201
Operating Costs and Expenses:
  Research and development.........    2,013     2,618     4,441       4,658       5,230       1,187         1,501       22,611
  Selling, general and
    administrative.................      825     1,693     1,674       2,365       2,599         518           779       10,888
  Depreciation and amortization....      151       279       312         272         171          47            31        1,307
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
    Total operating costs and
      expenses.....................    2,989     4,590     6,427       7,295       8,000       1,752         2,311       34,806
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
  Loss from operations.............   (2,904)   (4,404)   (6,125)     (6,150)     (5,346)     (1,223)       (1,482)     (29,605)
  Interest income, net.............       74       324       211          97         360          38           305        1,613
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
    Net Loss.......................  $(2,830)  $(4,080)  $(5,914)  $  (6,053)  $  (4,986)  $  (1,185)    $  (1,177)    $(27,992)
                                      ======    ======    ======    ========    ========    ========      ========   ============
  Net loss per common share (pro forma for 1994 and 1995).......   $   (1.30)  $   (0.91)  $   (0.24)    $   (0.16)
                                                                    ========    ========    ========      ========
  Shares used for purposes of computing net loss
    per common share............................................   4,651,616   5,497,351   4,928,755     7,305,441
                                                                    ========    ========    ========      ========



                                                                          MARCH 31, 1996
                                                                     -------------------------
                                                                      ACTUAL    AS ADJUSTED(1)
                                                                     --------   --------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments................  $ 20,724      $ 39,359
  Working capital..................................................    20,554        39,189
  Total assets.....................................................    23,311        41,946
  Deficit accumulated during the development stage.................   (28,931)      (28,931)
  Total stockholders' equity.......................................  $ 22,084      $ 40,719


- ---------------


(1) As adjusted data reflects the sale by the Company of 1,500,000 shares of Common Stock and the receipt of estimated net proceeds (after deducting the placement agents' fee and estimated offering expenses) to the Company of $18,635,000.

                                  RISK FACTORS

     Prospective investors should carefully consider, in addition to the information set forth elsewhere in this Prospectus, the following matters in evaluating the Company and the Common Stock offered hereby.

EARLY STAGE OF DEVELOPMENT

     Since commencement of operations in 1988, the Company has been engaged in the research, development and commercialization of medical devices designed to inhibit excessive postoperative surgical scarring and adhesion formation and the research and development of pharmaceutical products to treat certain nervous system disorders. Although the Company has recently entered into agreements with distributors for the sale of ADCON-L and ADCON-T/N in selected European countries, it has generated only limited revenues from such products and no assurances can be given that commercialization of these products will be successful. ADCON-L and ADCON-T/N are in clinical trials in the U.S. and no assurances can be given that these ADCON product candidates will prove to be safe and effective in such U.S. clinical trials or that required U.S. regulatory approvals will be obtained for such products. Nor can there be any assurance that the Company will be successful in developing other ADCON products or if any such product is developed that such device will prove to be safe and effective in clinical trials and receive necessary regulatory approvals. The Company is also focusing on the development of therapeutic products for use in the treatment of certain nervous system disorders. Although several of these candidate therapeutic products are in preclinical evaluation, the products currently under development will require additional research and development, including preclinical and extensive clinical testing, prior to making application with regulatory authorities for commercial use. There can be no assurance that the Company's research and development efforts will be successful or that any candidate products will prove to be safe and effective in clinical trials and receive necessary regulatory approvals. Even if the Company is able to develop therapeutic products for the treatment of nervous system disorders that receive required regulatory approvals, there can be no assurance that any such products will be commercially successful. Moreover, the devices or drugs developed by the Company may prove to have undesirable and unintended side effects and, in some cases, may require complex delivery systems that may prevent or limit their commercial use. The Company may also encounter problems relating to research, development, manufacturing, distribution and marketing of its products. The failure or inability to address such problems adequately would have a material adverse effect on the Company's business and prospects.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT


     Except for interest income, government grant revenue, research contract and licensing fees and limited product sales, the Company has not generated any material revenues from operations. The Company has accumulated a deficit of $28,931,322 for the period from inception of operations (August 31, 1988) through March 31, 1996, and it expects to incur operating losses over at least the next several years. There can be no assurance that the Company will be able to achieve or sustain profitability.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF FUTURE FUNDING

     The Company's future capital requirements will depend on many factors, including the commercial success of its ADCON family of products, the progress of the Company's research and development, the scope and results of preclinical studies and clinical trials, the cost of obtaining regulatory approvals, its success in obtaining the strategic alliances required to fund certain of its programs, the rate of technological advances, determinations as to the commercial potential of certain of the Company's product candidates, the status of competitive products and the establishment of additional manufacturing capacity. No assurance can be given that there will not be changes that will consume the Company's available capital resources. In addition, the Company will need to raise or obtain substantial additional funds to conduct research and preclinical and clinical trials, to apply for the regulatory approvals necessary to bring additional products to market, and to develop the necessary marketing, distribution and support capabilities required to sell and distribute the Company's products and proposed products. No assurance can be given that additional financing will be available or, if available, that it will be available on satisfactory terms. Any subsequent equity financing could result in dilution to the Company's then existing stockholders. If adequate funds are not available, the Company may be required to cut back or discontinue one or more of its product development programs, or obtain funds through strategic alliances that may require the Company to relinquish rights to certain of its technologies, product candidates or products, if any. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON THIRD PARTIES FOR MANUFACTURING AND MARKETING OF ADCON PRODUCTS

     The Company does not have any manufacturing facilities and is currently relying on European Medical Contract Manufacturing ("EMCM"), a third party manufacturer located in Nijmegen, The Netherlands, for the supply of ADCON-L and ADCON-T/N for commercialization of such products in Europe. The Company presently also utilizes EMCM for the manufacture of its requirements for its U.S. clinical supplies. The manufacture of the Company's products are subject to Good Manufacturing Practices regulations ("GMP") prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. See "Business -- ADCON Surgical Adhesions Products -- Manufacturing and Suppliers." There can be no assurance that the Company's current manufacturer will comply with all applicable regulatory standards or that the Company would be able to identify an alternate source of supply on terms acceptable to the Company. In addition, the Company currently obtains one of its key components for the production of its ADCON products from one supplier. Although the Company is pursuing alternative sources of raw materials, there can be no assurance that such alternative sources will be located or that the current supply of raw materials will continue to be provided on acceptable terms and conditions to the Company. See "Business -- ADCON Surgical Adhesions Products -- Manufacturing and Suppliers."

     The Company has recently entered into distribution agreements with third-party distributors for the sale of ADCON-L in Austria, Belgium, France, Germany, Italy, The Netherlands, Spain, Switzerland and the United Kingdom and for the sale of ADCON-T/N in Austria, Belgium, Italy, The Netherlands and Switzerland, but the Company has not to date engaged in direct marketing or sale of its products. In order to market its product in additional countries and sell any additional products that it may ultimately have available for commercial sale, the Company will need to contract with additional distributors for sales and marketing functions. These distributors are independent third parties, and are not employees of the Company and are not directly under the control or supervision of the Company. There can be no assurance that the current relationships with distributors will continue on acceptable terms and conditions to the Company nor can there be any assurances that the Company will be able to enter into such arrangements with third parties or that additional distributorship arrangements with third parties for such functions will be obtained on acceptable terms. Moreover, there can be no assurance that the distributors will devote sufficient time and resources to the ADCON products to enable the products to be successfully commercialized. Furthermore, there can be no assurance that the Company will be successful in marketing its ADCON products since the Company does not control the distribution of its products and relies exclusively on third parties for the distribution of its products.

GOVERNMENT REGULATION

     The manufacture and sale of the Company's products are subject to regulation by numerous authorities, principally the FDA, and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices and new drugs, including the Company's products under development, must be cleared or approved by the FDA. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA. Product clearances and approvals can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing. Sales of the Company's products outside of the United States are subject to foreign regulatory requirements, that may vary widely from country to country. Prior to commercial sale in the countries of the European Union, the Company is required to comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance, and to undergo conformity assessment certification by a Notified Body in order to qualify for CE Marking. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies, and clearance or approval or other regulatory requirements may differ. There can be no assurance that the Company will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, regulatory clearances or approvals for products such as medical devices and new drugs, even if granted, may include significant limitations on the uses for which such products may be marketed. Additionally, product clearances or approvals can be withdrawn for failure to comply with regulatory requirements. In addition, certain material changes to medical devices and drugs also are subject to FDA review and approval. There can be no assurance that any clearances or approvals that are required, once obtained will not be withdrawn or that compliance with other regulatory requirements can be maintained.

     Manufacturers of medical devices and drugs also are required to adhere to the FDA regulations setting forth requirements for GMP regulations and similar requirements, in other countries, which include requirements relating to product testing and quality assurance as well as the corresponding maintenance of records and documentation. Failure to comply with applicable GMP, other applicable regulatory standards, or, where required by law, the standards of International Standard Organization ("ISO"), could result in sanctions being imposed on the Company or the manufacture of its products, including warning letters, fines, injunctions, civil penalties, failure of the FDA or other regulatory authorities to grant premarket clearance or premarket approval of medical devices and drugs, operating restrictions and criminal prosecution. There can be no assurance that the current manufacturer of the Company's products will comply with all applicable regulatory requirements or that the Company would be able to identify a new or additional manufacturers for its products on terms acceptable to the Company. Since certain of the Company's products are in research or development phases, the Company cannot accurately predict all relevant regulatory requirements or related issues. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent the Company from, or could affect the timing of, achieving compliance with regulatory requirements, including current and future regulatory clearances or approvals, where necessary. See "Business -- Government Regulation."

UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

     The Company's ability to successfully commercialize its products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. In addition, in both the U.S. and elsewhere, sales of health care products are dependent on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers are increasingly challenging the prices charged for medical products and services. There can be no assurance that ADCON products will be considered cost effective and that reimbursement will be available or will be sufficient to allow the Company to sell its products on a competitive basis. The Company's business may be materially adversely affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets the pricing or profitability of health care products is subject to government control. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any legislative or regulatory proposals or reforms will be adopted, such proposals or reforms could have a material adverse effect on the Company. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's products, the market acceptance of these products could be adversely affected. See
"Business -- Government Regulation."

DEPENDENCE ON STRATEGIC ALLIANCES

     The Company's strategy for its Alzheimer's disease and Cognition Modulation programs, entails entering into various arrangements with collaborative partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. In October 1994, the Company entered into a collaborative agreement with Janssen with respect to the treatment of Alzheimer's disease. Although this arrangement is for an initial term of three years with optional renewal for years four and five, there can be no assurance that Janssen will exercise its right to renew the collaboration agreement for an additional two years beyond the initial term. In September 1995, the Company entered into an addendum to the collaborative agreement with Janssen on Alzheimer's disease to include research relating to inhibitors of complement activation. See "Business -- Nervous System
Disorders -- Alzheimer's Disease -- The Janssen Agreement." In addition, although the Company is currently funding its Cognition Modulation program independently of strategic partners, the Company intends to enter into agreements with strategic partners prior to the completion of clinical trials for any therapeutic products relating to its Cognition Modulation program. There can be no assurance that the Company will be able to enter into an agreement with such a strategic partner for its Cognition Modulation program on acceptable terms, if at all. Furthermore, there can be no assurance that its Alzheimer's disease or Cognition Modulation programs will be successfully completed or that the Company will be able to successfully commercialize the products developed as part of its collaborative efforts with Janssen or as part of any future Cognition Modulation collaborative arrangements.

TECHNOLOGICAL CHANGE AND COMPETITION

     The field of technology relating to the Company's research and development activities has undergone rapid and significant technological development. The Company expects that the technology associated with the Company's research and development will continue to develop rapidly, and the Company's success will depend in large part on its ability to maintain a competitive position with respect to this technology. Rapid technological development by the Company or others may result in products or processes becoming obsolete before the Company recovers any or all of its research, development and commercialization expenses. There is substantial competition in the biopharmaceutical and medical device industries, both from specialized firms and from major pharmaceutical, chemical, medical device and surgical supply companies. Many of the Company's competitors have product development capabilities and financial, and human resources greater than the Company, and have manufacturing, marketing, sales and distribution capabilities that the Company does not have. The Company also competes with universities and other research institutions in the development of technologies and processes and, in some instances, competes with others in acquiring technology from universities and research institutions. See
"Business -- Competition." There can be no assurance that the Company will be able to produce devices or drugs that are commercially viable. Even if the Company achieves significant product commercialization, one or more of the Company's competitors may achieve product commercialization or patent protection earlier or more effectively than the Company. In addition, the Company's products may be subject to competition from related products developed by competitors or different products developed using techniques other than those developed by the Company or based on advances that may render the Company's products less competitive or obsolete, uneconomical or otherwise less competitive.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

     The Company's success will depend to a significant extent on its ability to obtain and maintain patent protection on technologies and products and preserve trade secrets and to operate without infringing the proprietary rights of others. The patent situation in the field of biopharmaceutical products generally is highly uncertain and involves complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in bio-

pharmaceutical patents. Accordingly, there can be no assurance that patent applications filed by or on behalf of the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of the Company's potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

     The Company has filed U.S. and corresponding foreign patent applications relating to its product candidates in the ADCON family. Claims concerning ADCON products in one of these applications have been allowed by the U.S. Patent and Trademark Office. There can be no assurance, however, that remaining claims of its U.S. or foreign patent applications will be allowed or issued or that the ADCON products will not infringe any valid claims of any issued patents.


     A dispute has arisen between Case Western Reserve University ("Case Western") and the Company regarding inventorship of the ADCON products. Case Western has informed the Company that it believes that one of its employees is a co-inventor of the ADCON family of products and that the Company is therefore obligated to pay royalties to Case Western on the sale of ADCON products. Case Western has threatened litigation regarding this matter. The Company believes that no Case Western employee is an inventor of the ADCON family of products. See "-- Dispute Regarding ADCON and Potential Royalty on ADCON Sales."


     The Company has also filed U.S. applications that are licensed to the Company from the University of Toledo that relate to a series of synthetic compounds that are histamine H(3) receptor antagonists, to the methods of their medical uses, to pharmaceutical compositions comprising these compounds and to processes for manufacture of certain of these compounds. A U.S. patent has been issued that covers processes for the manufacture of intermediates for certain of the compounds. A U.S. patent application co-owned by the Company and the University of Toledo covering methods of medical use of a series of histamine H(3) receptor antagonist compounds has been issued. Two additional U.S. patent applications that are co-owned with the University of Toledo are pending.

     Three further U.S. patent applications filed solely by the Company and certain corresponding foreign applications, covering two additional series of synthetic H(3) receptor antagonist compounds and one series of H(3) receptor agonist compounds, their methods of medical use and pharmaceutical compositions, are pending. No assurance can be given that any claims relating to these products and methods will be issued.

     A U.S. patent has been issued to Institut National de la Sante et de la Recherche Medicale ("INSERM"), Societe Civile Bioprojet, and Universite de Caen (the "INSERM patent") covering certain histamine H(3) receptor antagonists including some of the compounds in one of the Company's co-owned series of histamine H(3) receptor antagonist compounds. The INSERM patent has an earlier effective filing date than that of the Company's histamine H(3) receptor antagonist applications relating to this series of compounds. A corresponding European patent application has also been filed by INSERM, with an earlier effective filing date in Europe than the Company's. In the event that the U.S. Patent and Trademark Office determines that the INSERM patent claims the same subject matter relating to histamine H(3) receptor antagonist compounds as at least one of the Company's applications, an interference proceeding before the Board of Patent Appeals and Interferences may be instituted to determine who is the first inventor under the U.S. patent laws. The Company believes that its date of invention for the pertinent claimed subject matter in the Company's U.S. patent applications relating to histamine H(3) receptor antagonist compounds may be earlier than the date of invention to which INSERM is entitled. However, should such an interference proceeding be declared, there can be no assurance that the Company would prevail. Additionally, since under U.S. patent law the U.S. Patent and Trademark Office keeps a U.S. patent application confidential, the Company does not know if other U.S. patent applications relating to the INSERM patent are pending.

     Competitors or potential competitors have filed applications for, or have been issued, patents and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. See "Business -- Patents, Trademarks and Trade Secrets." Accordingly, there can be no assurance that the Company's pending patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent.

     The Company's processes and potential products may conflict with patents which have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that the Company's processes and products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacture, use or sale of the affected product or process. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. If the Company becomes involved in litigation, litigation could consume a substantial portion of the Company's resources.

     The Company is prosecuting its patent applications with the U.S. Patent and Trademark Office, but the Company does not know whether any of its applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated, inter alia, for utility, novelty, nonobviousness and enablement. The U.S. Patent and Trademark Office may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims includes subject matter that is not useful, novel, nonobvious or enabled. Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights. In cases where one party believes that it has a claim to an invention covered by a patent application or patent of a second party, the first party may provoke an interference proceeding in the U.S. Patent and Trademark Office or such a proceeding may otherwise be declared by the Patent and Trademark Office. In general, in an interference proceeding, the Patent and Trademark Office would review the competing patents and/or patent applications to determine the validity of the competing claims, including but not limited to determining priority of invention. Any such determination would be subject to appeal in the appropriate U.S. federal courts.

     There can be no assurance that additional patents will be obtained by the Company or that issued patents will provide a substantial protection or be of commercial benefit to the Company. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to the Company or non-approval of pending patent applications could create increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any applications of the Company's technology will not infringe patents or proprietary rights of others or that licenses that might be required as a result of such infringement for the Company's processes or products would be available on commercially reasonable terms, if at all.

     The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of the patents or proprietary rights of others. The Company may participate in interference proceedings which may in the future be declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company. There can be no assurance that the outcome of any such litigation or interference proceedings will be favorable to the Company or that the Company will be able to obtain licenses to technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost. See "Business -- Patents, Trademarks and Trade Secrets."

     The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its right to its unpatented trade secrets.

DISPUTE REGARDING ADCON AND POTENTIAL ROYALTY ON ADCON SALES


     The Company has research and license agreements with Case Western pursuant to which Case Western was sponsored by the Company to conduct research in certain fields of nerve regeneration, repair, recovery and/or maintenance of nerve function in an effort to develop and produce new products for potential pharmaceutical and other commercial applications. This license agreement with Case Western grants the Company an exclusive worldwide license in exchange for a royalty of up to five percent of the revenues generated from the sale of products which are within the scope of the terms of the agreement. A dispute has arisen between Case Western and the Company regarding inventorship of the ADCON products. Case Western has informed the Company that it believes that one of its employees is a co-inventor of the ADCON family of products and that the Company is therefore obligated to pay royalties to Case Western on the sale of ADCON products. Case Western has threatened litigation regarding this matter. The Company believes that no Case Western employee is an inventor of the ADCON family of products and thus that the ADCON family of products is not within the nerve regeneration/repair scope of these sponsored research and license agreements with Case Western. As a result, the Company's response to Case Western has indicated that it is not entitled to royalties pursuant to the terms of these agreements on the sale of ADCON products. There can be no assurance that Case Western will not continue to pursue this matter or that, in the event it elects to pursue this matter, it will not result in costly dispute resolution proceedings with the Company which may result in Case Western being deemed a co-owner of the relevant patent rights and the Company being required to pay the royalties required under these agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- ADCON Surgical Adhesions Products -- Research and License Agreements" and "-- Patents, Trademarks and Trade Secrets."


DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

     Recruiting and retaining qualified scientific and management personnel is critical to the Company's success. Although the Company believes that it has been successful in attracting and retaining skilled and experienced personnel, there can be no assurance that the Company will be able to continue to attract and retain such personnel as employees, advisors and consultants on acceptable terms. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, obtaining government approvals, manufacturing and marketing, will place increased demands on the Company's management resources. These demands are expected to require the addition of new management personnel. The Company has a limited number of executive personnel with prior business experience. The failure to acquire additional qualified personnel could materially adversely affect prospects for the Company's success. Certain advisors and consultants to the Company are employed by others and may have commitments to, or consulting or advisory contracts with, other entities that limit their availability to the Company.

EXPOSURE TO PRODUCT LIABILITY

     The research, development and commercialization of medical devices and therapeutic products entails significant product liability risks. If the Company succeeds in commercializing ADCON-L or

ADCON-T/N and if it succeeds in developing additional devices and new drugs, the use of such products in clinical trials and the commercial sale of such products may expose the Company to liability claims. These claims might be made directly by consumers or by pharmaceutical companies or others selling such products. The Company currently has product liability insurance in an aggregate amount of two million dollars; however, there can be no assurance that the Company will be able to maintain such insurance on acceptable terms or that such insurance will be sufficient to protect the Company against potential claims or that insurance will be available in the future in amounts sufficient to protect the Company.

CONTROL BY EXISTING STOCKHOLDERS


     Upon completion of the offering, assuming conversion of all outstanding options and warrants, officers and Directors of the Company, together with entities affiliated with them, will beneficially own approximately 19.4% of the Common Stock of the Company on a fully diluted basis. These stockholders may be able to effectively control the election of all members of the Company's Board of Directors and to determine all corporate actions. See "Principal Stockholders."


ANTI-TAKEOVER PROVISIONS

     The Company's Second Restated Certificate of Incorporation (the "Second Restated Certificate") divides the Board of Directors into three classes. In addition, the Board of Directors have the authority, without any action by stockholders, to fix the rights of any shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). It is possible that the existence of a staggered Board of Directors and the ability of the Board of Directors to issue Preferred Stock, as well as certain provisions of the Delaware General Corporation Law, could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of shares of Common Stock by the Company or its existing stockholders could adversely affect the prevailing market price of the Common Stock. The shares of Common Stock offered hereby and the outstanding shares of Common Stock previously registered will be freely transferable by persons without restriction or further registration under the Securities Act. In reliance on Rule 144 promulgated under the Securities Act, an additional 2,579,523 shares of Common Stock will be freely transferable by persons who are not affiliates of the Company. An additional 1,069,559 shares of Common Stock held by affiliates of the Company will be eligible for sale in the public market subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. Of the 3,649,082 shares of Common Stock eligible for sale under Rule 144, 1,292,502 shares are subject to lockup agreements with the Placement Agents pursuant to which the Company and such stockholders have agreed for a period of 90 days following the date of this Prospectus that they will not, without the written consent of Vector Securities International, Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, except pursuant to the Placement Agency Agreement and except that the Company may grant stock options or issue shares upon the exercise of options previously granted. All the directors and officers of the Company have agreed to execute such agreements. In addition, the Company has granted certain demand and "piggyback" registration rights to certain of its existing stockholders with respect to certain of the foregoing shares. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock.

                                USE OF PROCEEDS

     The Company intends to apply the net proceeds of this offering, after payment of expenses payable by the Company, to: (i) the research and development of products relating to its Cognition Modulation program until such time as the Company is able to obtain third-party funding through collaborative arrangements, (ii) the continued research and development of ADCON products other than ADCON-L and ADCON-T/N and (iii) working capital and other general corporate purposes. To date, the Company has funded its Cognition Modulation program independently of strategic partners. The Company, however, does not anticipate funding clinical trials relating to this program through completion of such clinical trials without the collaboration of a strategic partner. The actual amount and the timing of expenditures for each of the foregoing purposes will depend on the progress of the Company's clinical trials and sales of ADCON-L and ADCON-T/N, its research and development efforts, its success in entering into strategic alliances, the timing of regulatory approvals and technological advances, and determinations as to the commercial potential and status of competitive products. Pending such uses, the Company intends to invest such funds in short-term, interest-bearing, investment grade securities.

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                 COMMON STOCK MARKET PRICES AND DIVIDEND POLICY


     The Company's Common Stock is traded on the Nasdaq National Market ("GLIA"). As of the close of business on May 8, 1996, there were approximately 200 stockholders of record for the Company's Common Stock. The Company commenced trading on the Nasdaq National Market on October 17, 1995.


     The table below sets forth the high and low closing prices for the Company's Common Stock for the quarterly periods indicated:


                               QUARTER ENDED                             HIGH       LOW
     -----------------------------------------------------------------  -------   -------
     Fourth Quarter of fiscal 1995....................................  $ 9.825     7.825
     First Quarter of fiscal 1996.....................................   16.75      8.00
     Second Quarter of fiscal 1996 (through May 14, 1996).............   15.50     11.375


     The Company has never paid any cash dividends on its capital stock and does not anticipate paying any in the foreseeable future. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                    DILUTION


     The net tangible book value of the Company at March 31, 1996 was $21,211,415 or approximately $2.90 per share. Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the 7,310,786 shares of Common Stock outstanding. See "Description of Capital Stock." After giving effect to the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $13.50 per share (the closing price on May 14, 1996) and after receipt of the estimated net proceeds therefrom of $18,635,000 (after deducting the placement agents' fee and estimated offering expenses of the Company), the pro forma net tangible book value of the Company as of March 31, 1996 would have been $39,846,415 or $4.52 per share. The following table illustrates the dilution per share as described above:



Assumed public offering price per share(1)........................                 $13.50
  Net tangible book value per share prior to the offering.........  $2.90
  Increase per share attributable to new investors................  $1.62
Pro forma net tangible book value per share after the offering....                 $4.52
                                                                                   -------------
Dilution to new investors.........................................                 $8.98
                                                                                   ===========


- ---------------


(1) Before deduction of the placement agents' fee and estimated offering expenses to be paid by the Company.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 31, 1996.



                                                                       MARCH 31, 1996
                                                               -------------------------------
                                                                  ACTUAL        AS ADJUSTED(1)
                                                               ------------     --------------
                                                                                (UNAUDITED)
Stockholders' equity (2):
Common Stock, $.01 par value, 30,000,000 shares authorized;
  issued and outstanding -- 7,310,786 actual and 8,810,786 as
  adjusted(3)................................................  $     73,107      $     88,107
Additional paid-in capital...................................    50,959,970        69,579,970
Deferred compensation........................................       (17,280)          (17,280)
Deficit accumulated during the development stage.............   (28,931,322)      (28,931,322)
                                                               ------------     --------------
Stockholders equity..........................................  $ 22,084,475      $ 40,719,475
                                                                ===========     ==============


- ---------------


(1) As adjusted data reflects the sale by the Company of 1,500,000 shares of Common Stock and the receipt of estimated net proceeds (after deducting the placement agents' fee and estimated offering expenses of the Company) to the Company of $18,635,000.


(2) See "Description of Capital Stock."


(3) Does not include an aggregate of 768,975 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's Stock Option Plans and 20,000 shares of Common Stock reserved for issuance upon the exercise of warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following selected consolidated financial data of the Company for the years ended December 31, 1991 through 1995 and for the period from the inception of operations (August 31, 1988) through March 31, 1996 are derived from the consolidated financial statements of the Company. The financial data for the three month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1996. The information presented below should be read in conjunction with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                             THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,          INCEPTION TO
                                     ---------------------------------------------------   -----------------------    MARCH 31,
                                      1991      1992      1993       1994        1995        1995          1996          1996
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Government grants..............  $    85   $   186   $   302   $     141   $     255   $     $48     $      38     $  1,007
    Research contracts and
      licensing fees...............       --        --        --         918       2,217         481           715        3,849
    Product sales..................       --        --        --          86         182           0            76          345
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
        Total revenues.............       85       186       302       1,145       2,654         529           829        5,201
  Operating Costs and Expenses:
    Research and development.......    2,013     2,618     4,441       4,658       5,230       1,187         1,501       22,611
    Selling, general and
      administrative...............      825     1,693     1,674       2,365       2,599         518           779       10,888
    Depreciation and
      amortization.................      151       279       312         272         171          47            31        1,307
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
        Total operating costs and
          expenses.................    2,989     4,590     6,427       7,295       8,000       1,752         2,311       34,806
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
  Loss from operations.............   (2,904)   (4,404)   (6,125)     (6,150)     (5,346)     (1,223)       (1,482)     (29,605)
  Interest income, net.............       74       324       211          97         360          38           305        1,613
                                     -------   -------   -------   ---------   ---------   ---------     ---------   ------------
        Net Loss...................  $(2,830)  $(4,080)  $(5,914)  $  (6,053)  $  (4,986)  $  (1,185)    $  (1,177)    $(27,992)
                                      ======    ======    ======    ========    ========    ========      ========   ============
  Net loss per common share (pro forma for 1994 and 1995).......   $   (1.30)  $   (0.91)  $   (0.24)    $   (0.16)
                                                                    ========    ========    ========      ========
  Shares used for purposes of computing net loss
    per common share............................................   4,651,616   5,497,351   4,928,755     7,305,441
                                                                    ========    ========    ========      ========



                                                          DECEMBER 31,
                                       ---------------------------------------------------    MARCH 31,
                                        1991       1992       1993       1994       1995        1996
                                       -------   --------   --------   --------   --------    ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments........................  $   805   $  9,520   $  4,321   $  4,671   $ 23,023    $ 20,724
Working capital......................      741      4,698      2,860      1,511     21,762      20,554
Total assets.........................    1,861     11,059      6,148      6,716     25,346      23,311
Deficit accumulated during the
  development stage..................   (6,722)   (10,802)   (16,716)   (22,768)   (27,754)    (28,931 )
Total stockholders' equity...........  $ 1,363   $  9,758   $  4,177   $  3,122   $ 23,182    $ 22,084

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since commencing operations in 1988, the Company has been a development stage company. The Company is developing and commercializing the ADCON family of products to inhibit excessive scarring and adhesions after surgery. Based on European pivotal clinical studies and other compliance efforts and submission of data, the Company recently obtained regulatory clearance to affix CE Marking on ADCON-L and ADCON-T/N, thereby allowing ADCON-L and ADCON-T/N to be marketed in the 15 European Union countries for lumbar disc surgery and tendon and peripheral nerve surgeries, respectively. The Company has entered into distribution agreements with independent distributors for ADCON-L in Austria, Belgium, France, Germany, Italy, The Netherlands, Spain, Switzerland and the United Kingdom. For ADCON-T/N, the Company intends initially to pursue only a limited distribution in the 15 European Union countries during 1996 and currently has entered into distribution agreements in Austria, Belgium, Italy, The Netherlands and Switzerland. Since inception, the Company's revenues have been derived primarily from contract research payments from a research contract with Janssen, a wholly-owned subsidiary of Johnson & Johnson, to collaborate on the discovery and development of compounds to slow the progression of Alzheimer's disease. The Company has also received revenues from various government grants which have been awarded to the Company. See "Risk
Factors -- Early Stage of Development."

RESULTS OF OPERATIONS


  FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996


REVENUES


     Total revenues increased 57% from $529,240 in the first quarter of 1995 to $829,100 in the first quarter of 1996. The increase is primarily a result of contract research revenues of $714,435 for the first quarter of 1996 compared to $481,251 in the first quarter of 1995 from the Company's research contract with Janssen. In September 1995, the Company entered into an addendum to the Janssen Agreement in order to expand the scope of the collaboration with Janssen on Alzheimer's disease to include research relating to inhibitors of complement activation. This addendum to the Agreement added approximately $219,000 to research contract revenues in the first quarter of 1996. Under the terms of the expanded agreement, Janssen increased its research funding and milestone payments by 50% beginning in September 1995. The Company's government-funded research grant revenues decreased from $47,989 in the first quarter of 1995 to $38,319 in the first quarter of 1996.



     The Company recognized $76,346 in product sales for the first quarter of 1996 resulting primarily from sales of its ADCON-L product in Europe. There were no product sales for the first quarter of 1995 because the Company did not have regulatory approval to market the ADCON products during the first quarter of 1995.



EXPENSES



     Expenses for research and development increased 26% from $1,187,321 for the first quarter of 1995 to $1,500,634 for the first quarter of 1996. The increase of $313,313 for this period is due primarily to increased staffing and clinical contract expenses as a result of the initiation of pivotal clinical trials in the U.S. for both ADCON-L and ADCON-T/N during late 1995 and early 1996. Additionally, in the first quarter of 1996, the Company increased its research activities relating to its Alzheimer's disease and Cognition Modulation programs which required increases in staffing and laboratory supplies and services. Increased expenses associated with the Company's Alzheimer's program are funded under the Company's agreement with Janssen.



     Selling, general and administrative expenses increased 50% from $518,161 for the first quarter of 1995 to $778,896 for the first quarter of 1996. This increase was due primarily to (i) an increase in sales and marketing efforts for its ADCON-L and ADCON-T/N products in the European markets and (ii) expenses incurred as a result of the Company becoming a publicly traded company.

INTEREST INCOME



     Net interest income increased from $38,332 in the first quarter of 1995 to $305,002 in the first quarter of 1996. This increase was due to the interest earned on the cash received in the June 1995 private placement of equity securities and the October 1995 initial public offering as discussed below. In addition, interest expense decreased as the Company paid down its line of credit and the Company's capital lease was fully repaid.



NET LOSS



     The Company's net loss decreased 1% from $1,185,049 for the first quarter of 1995 to $1,177,112 for the first quarter of 1996. The slight decrease in the net loss for the first quarter of 1996 was a result of increased revenues and interest income offset by increased operating costs and expenses as discussed above.



  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



REVENUES


     The Company had research revenues in 1995 of $2,216,668 from its research contract with Janssen compared to 1994 research revenues of $917,691. This increase of $1,298,977 is a result of recognizing a full year of the Janssen research contract revenues in 1995. Additionally, in September 1995, the Company entered into an addendum to the Janssen Agreement, which added approximately $290,000 to research contract revenues in 1995, in order to expand the scope of the collaboration with Janssen on Alzheimer's disease. Under the terms of the expanded agreement, Janssen increased its research funding and milestone payments by 50% beginning in September 1995. The Janssen collaboration began in October 1994 and, in 1994, research revenues included a $500,000 one-time up-front licensing fee. There were no research revenues recognized in 1993.

     The Company's government-funded research grant revenues were $254,705 in 1995, $140,903 in 1994 and $302,315 in 1993. The levels of grant revenues were a direct result of the number of government-funded research grants awarded the Company in each year. The Company's product sales increased from $86,340 in 1994 to $182,233 in 1995. This increase was a result of initial inventory stock orders for several new European distributors as a result of the regulatory approval of ADCON-L in 1995.

EXPENSES

     Expenses for research and development increased to $5,229,743 in 1995 from $4,657,682 in 1994 and $4,441,280 in 1993. The increased levels of expenses in 1994 and 1995 were attributable primarily to (i) increased expenses associated with the European clinical trial conducted in 1994 for ADCON-L and (ii) increased staffing and clinical contract expenses in the ADCON area as the Company initiated its pivotal clinical trials in the U.S. for both ADCON-L and ADCON-T/N during 1995. Additionally, in both 1994 and 1995, the Company increased its research relating to the Alzheimer's disease and Cognition Modulation programs and incurred the associated increases in staffing and purchases of laboratory supplies and services.

     Selling, general and administrative expenses were $2,599,290 in 1995, $2,365,395 in 1994 and $1,674,281 in 1993. The increase for each of these periods was due primarily to the expansion of marketing programs as the Company prepared to introduce its ADCON-L and ADCON-T/N products into the European markets and an increase in costs of outside consultants to assist the Company in evaluating potential partners for its Cognition Modulation program.

     Depreciation and amortization expense was $170,395 in 1995, $272,221 in 1994 and $312,055 in 1993. The expense has decreased over the three-year period as several Company assets have become fully depreciated.

INCOME TAXES

     At December 31, 1995, the Company had net operating tax loss carryforwards of approximately $13,378,000 for income tax purposes. In addition, at December 31, 1995, the Company had approximately $1,464,000 of research and development tax credit carryforwards. Such losses and credit carryforwards may be carried forward to reduce future tax liabilities and expire at various dates between 2003 and 2010. The Company has offset the tax benefit of the net operating loss and tax carryforwards with a valuation allowance as realization of the benefit is not assured. Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss and research and development tax credit carryforwards for tax purposes may be subject to an annual limitation if a cumulative change in ownership of more than 50% occurs over a three-year period. The future issuance of securities by the Company and/or sales of securities by the Company's principal stockholders could result in such a change of ownership.

NET LOSS

     The Company incurred a net loss of $4,985,861 in 1995, $6,052,570 in 1994 and $5,913,836 in 1993. The decrease in net loss in 1995 was due primarily to increased revenue, which was primarily revenue received under the research contract with Janssen.

LIQUIDITY AND CAPITAL RESOURCES


     In October 1995, the Company received net proceeds, after expenses of the offering, of approximately $19,669,000 from its initial public offering in which the Company sold 2,300,000 shares of Common Stock at an initial public offering price of $9.50 per share. Prior to the initial public offering, the Company had financed its operations primarily through the private placement of its equity securities and, to a lesser extent, through federally-sponsored research grants and research contract and licensing fees. In June 1995, the Company received net proceeds of approximately $4,653,000 through a private placement of equity securities. Since its inception, the Company has received $49,315,789 in net proceeds from equity financings. In addition, from its inception through March 31, 1996, the Company has recognized revenue of $3,848,794 from its research collaboration agreement with Janssen and $1,006,518 from several federally-sponsored research grants. Janssen is expected to pay the Company approximately $2,800,000 during fiscal 1996. The Company also has established a $1,000,000 line of credit with a bank, secured by certain assets of the Company. As of March 31, 1996, the Company had no borrowings against the line of credit.



     In order to preserve principal and maintain liquidity, the Company's funds are invested in U.S. Treasury obligations and other short-term investments. As of March 31, 1996, the Company's cash and cash equivalents and short-term investments totaled $20,724,373.



     Also, during 1995, the Company received two $100,000 Phase I Small Business Innovation Research (SBIR) grants from the National Institute of Neurological Disorders and Stroke (NINDS) division of the National Institute of Health (NIH) to develop histamine H(3) receptor agents. If the Company is successful in its Phase I research, Phase II awards for additional funding could be sought to aid in the further development of these agents; however, there is no assurance that such additional funding will be obtained.



     The Company anticipates that a substantial portion of the proceeds of its initial public offering will be used to fund clinical trials of ADCON-L and ADCON-T/N in the U.S. and the marketing efforts for sales of the ADCON products in Europe. In addition, the Company anticipates that the remaining proceeds from the initial public offering and the proceeds from this offering will be used for the research and development of products relating to its Cognition Modulation program, to fund continued development of additional ADCON products and for working capital and general corporate purposes. The Company's future liquidity and capital requirements will depend on many factors, including, but not limited to, the commercial potential of its ADCON family of products, the timing of regulatory approvals, the timing and results of preclinical testing and clinical studies, the progress of the Company's research and development programs and the ability of the Company to establish and maintain collaborative arrangements with others for the purpose of funding certain research and development programs. The Company believes that its current cash position and other financial resources will enable it to conduct its current and planned operations through at least fiscal 1997.

     The Company anticipates that it will augment its cash balance through financing transactions and further corporate alliances. No arrangements have been entered into for any future financing and no assurances can be given that adequate levels of additional funding can be obtained on favorable terms, if at all.


     The Company is a party to a license agreement and a related sponsored research agreement with Case Western pursuant to which Case Western granted the Company an exclusive worldwide license at a royalty of up to five percent of the revenues generated from the sale of products which are within the nerve regeneration/repair scope of the agreements. A dispute has arisen between Case Western and the Company regarding inventorship of the ADCON products. Case Western has informed the Company that it believes one of its employees is a co-inventor of the ADCON family products and that the Company is therefore obligated to pay royalties to Case Western on the sale of ADCON products. Case Western has threatened litigation regarding this matter. The Company believes that no Case Western employee is an inventor of the ADCON family of products and thus that the ADCON family of products is not within the nerve regeneration/repair scope of these sponsored research and license agreements with Case Western. In the event Case Western elects to pursue this matter, there can be no assurance that the Company will not be required to pay such royalties or that the cost of defending against any such proceeding will not have an adverse material effect on the Company. See "Risk Factors -- Dispute Regarding ADCON and Potential Royalty on ADCON Sales."

                                    BUSINESS

OVERVIEW

     The Company is engaged in the development and commercialization of medical devices designed to inhibit excessive surgical scarring and adhesion formation following surgery. Postoperative scarring and adhesion formation can become excessive, binding together tissues and organs causing pain, obstruction and impairment of function. Further, excessive scarring can obstruct access to the surgical site, making additional surgery difficult. The Company is engaged in the development and commercialization of the ADCON family of medical devices to address such postoperative complications. In addition, the Company is pursuing the development of drug candidates for the treatment of certain nervous system disorders, including Alzheimer's disease, through its strategic alliance with Janssen, and cognitive disorders.

     The ADCON family of medical devices are being developed by the Company to inhibit excess scarring and adhesion formation at the surgical site. The initial ADCON products are formulated as proprietary resorbable gels for direct application by surgeons to organs and tissues during surgery to inhibit surgical scarring and adhesions. ADCON-L is designed to inhibit scarring and adhesion formation following lumbar disc surgery. ADCON-T/N is designed for use in tendon and peripheral nerve repair surgeries such as carpal tunnel syndrome and tenolysis. In addition to ADCON-L and ADCON-T/N, the Company is in earlier stages of development of several additional ADCON products for use in pelvic/gynecological, abdominal, cardiac and implant/prosthetic surgeries. Because of the differences in the body environments in which each of these product candidates would be used, a number of different formulations may be required.

     Approximately 800,000 lumbar disc surgeries are performed annually in the U.S., Europe and Japan with approximately 420,000, 250,000 and 130,000 performed in the U.S., Europe and Japan, respectively. Certain of these patients experience severe recurrent postoperative pain or impairment of daily living activities due to surgical scarring and adhesions. Since it is not possible to predict prior to surgery which patients are likely to develop adhesion-related problems, the Company believes that ADCON-L is appropriate for use prophylactically during most lumbar disc surgeries.

     Based on European pivotal clinical studies and other compliance efforts and the submission of other data, the Company recently obtained regulatory clearances to affix CE Marking on ADCON-L and ADCON-T/N thereby allowing ADCON-L and ADCON-T/N to be marketed in the 15 European Union countries for lumbar disc surgery and tendon and peripheral nerve repair surgery, respectively. The Company has entered into distribution agreements with independent distributors for ADCON-L in Austria, Belgium, France, Germany, Italy, The Netherlands, Spain, Switzerland and the United Kingdom. For ADCON-T/N, the Company intends initially to pursue only a limited distribution in the 15 European Union countries during 1996 and currently has entered into distribution agreements in Austria, Belgium, Italy, The Netherlands and Switzerland. In addition, the Company received approval from the FDA to initiate pivotal clinical trials for ADCON-L and ADCON-T/N in the United States. The Company is currently enrolling patients in these clinical trials. The Company intends to submit PMAs to the FDA upon the successful completion of these trials.

     The Company is also engaged in the research and development of therapeutic products for the treatment of certain nervous system disorders, including Alzheimer's disease and cognitive disorders. Studies have shown that certain glial cells and glial-derived factors are consistently associated with senile neuritic beta-amyloid plaques, which are thought to be a key contributor to Alzheimer's disease associated pathology. In October 1994, the Company entered the Janssen Agreement to collaborate on the research and development of therapeutic products to treat Alzheimer's disease. In addition, in September 1995, the Company entered into an addendum to the Janssen Agreement in order to expand the scope of the collaboration. As a result of screening compounds from Janssen's pharmaceutical library, several lead compounds have been identified.

     The Company's Cognition Modulation program is focused on a class of compounds designed to act on the histamine H(3) receptor in the brain which regulates sleep/wakeful states and modulates the level of arousal and alertness. An antagonist to this receptor could lead to enhanced states of alertness for treating narcolepsy, attention deficit hyperactive disorder (ADHD) and the cognitive deficit in Alzheimer's disease patients. The Company has identified a number of lead compounds and is currently conducting preclinical studies on certain of these antagonists compounds. An agonist to the histamine H(3) receptor could reduce levels of wakefulness and arousal for use in the treatment of anxiety and insomnia.

ADCON SURGICAL ADHESIONS PRODUCTS

     During the normal healing process following surgery a matrix of scar tissue forms at the surgical site. In many cases, scar formation results in surgical adhesions that can become excessive, binding together tissues and/or organs, causing pain, obstruction and impairment of function. Further, excessive scarring can obstruct access to the surgical site, making additional surgery difficult.

     The Company is developing and commercializing the ADCON family of medical devices to act as a barrier to scarring and surgical adhesions of the surgical site. The initial ADCON products are formulated as proprietary resorbable gels to inhibit surgical scarring and adhesions for direct application by surgeons to organs and tissues during surgery.

  ADCON-L

     ADCON-L is designed to inhibit excess scarring and adhesion formation after lumbar disc surgery. The majority of lumbar surgeries are performed to remove herniated lumbar spinal discs while others are performed to decompress the spinal cord and nerve roots. Certain patients following such surgeries experience recurrent pain following surgery. Such patients often require medical treatment which may include physical therapy, pain medication and, in certain cases, additional surgery. Based on the results of data from the Company's recent European clinical trial and data compiled by independent third parties, the Company believes that certain patients experience this pain and other complications after surgery as a result of scarring and adhesion formation around the spinal cord which may cause tethering of the nerve roots.

     ADCON-L is formulated as a proprietary resorbable gel which is applied directly by surgeons to the surgical site following lumbar disc surgery. ADCON-L provides a physical barrier between the membrane covering the spinal cord and the back muscles and between the spinal nerve roots and the inner surface of the vertebral body. This barrier is designed to inhibit excess scarring and resultant adhesion formation at the surgical site. Since it is not possible to predict prior to surgery which patients are likely to develop adhesion-related problems, the Company believes that ADCON-L is appropriate for use prophylactically during most lumbar disc surgeries.


     Clinical Results. The Company conducted a pivotal multi-center double blind clinical trial of ADCON-L in Europe to test its safety and efficacy in inhibiting excessive scarring and adhesions as well as associated pain and other symptoms following lumbar disc surgery. The study was conducted at nine academic neurosurgical centers in Switzerland, The Netherlands and Belgium. The study was initially designed to enroll approximately 250 patients, age 18 to 60, with the protocol for the study establishing a minimum of 214 patients for evaluation. There were 267 patients evaluated in this study. The study evaluated patients at one, three and six months following surgery for recurrent pain and activity-related pain associated with performing activities of daily living and at six months following surgery for the amount of scarring (as assessed by Magnetic Resonance Imaging ("MRI")).


     The clinical parameters evaluated in this study were (i) the amount of scarring six months following surgery and (ii) activity-related pain during the performance of activities of daily living. Also assessed in this study was whether there is an association between the presence of scar and the recurrence of postoperative pain.

     The results of this analysis indicate that ADCON-L treatment, as compared to the controls, decreased the incidence of extensive peridural scar by 22% and significantly increased the incidence of minimal or no scar. This reduction of scarring was also observed by surgeons who performed a second surgical procedure necessitated by reherniation of the disc on ten patients participating in the trial (five ADCON-L patients and five control patients). These surgeons encountered less scar in the ADCON-L patients as compared to the controls. In addition this study revealed that significantly fewer ADCON-L patients, as compared to controls, experienced increased pain during performance of activities of daily living. The results of this study showed that ADCON-L was generally safe and well tolerated.

     The association between scar and the recurrence of postoperative pain was also evaluated. This analysis showed that there is a statistically significant association between the presence of scarring and the recurrence of postoperative pain six months following surgery. The Company believes that this is the first time that an association between the presence of scarring and the recurrence of postoperative pain has been shown in a statistically significant manner in a controlled clinical study.

     Development and Regulatory Status. Based on the results of a pivotal clinical trial of ADCON-L in Europe, among other factors, the Company obtained regulatory clearances to affix CE Marking for ADCON-L. The CE Marking for ADCON-L allows the Company to market ADCON-L in the 15 European Union countries (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom) for lumbar disc surgery patients. The Company is in the process of preparing the necessary notification of commercial sale to be filed in the countries which require such filings. See "-- Government Regulation."

     In November 1994, the Company completed a pilot U.S. clinical study of ADCON-L involving 18 patients. The Company received conditional approval from the FDA to initiate its pivotal U.S. clinical trial in August 1995. The protocol will be substantially the same as the protocol used in the European clinical study. The Company is currently enrolling patients in this clinical trial. The Company intends to submit a PMA for ADCON-L to the FDA upon the successful completion of this trial. See "-- Government Regulation -- Regulation of Medical Devices-United States."

  ADCON-T/N

     ADCON-T/N is formulated as a proprietary resorbable gel which is applied directly by surgeons to the surgical site following tendon and peripheral nerve surgeries such as carpal tunnel syndrome and tenolysis. The formation of adhesions which bind the tendon to surrounding tissues results in a reduction of the tendon's ability to glide, thus limiting the range of motion. In the peripheral nervous system, postsurgical scar formation can lead to scarring and compression of nerves. The combination of scarring and nerve adhesions can result in loss of nerve function and pain.

     Clinical Results. The Company has completed open label pilot clinical trials of ADCON-T/N involving 68 patients in Switzerland and France to evaluate the use of ADCON-T/N in inhibiting postoperative adhesions following various surgical procedures involving tendons and nerves. The study evaluated range of motion as well as certain other subjective criteria based on surgeons' historical experiences. These trials demonstrated that ADCON-T/N was generally safe, well tolerated and has clinical utility. As compared to the surgeons' historical experiences, the results of these studies also indicated that ADCON-T/N may inhibit postoperative scarring and improve postoperative patient outcome.

     Development and Regulatory Status. The Company recently obtained regulatory clearances to affix CE Marking for ADCON-T/N based on the results of a European clinical study submitted to a European designated agency. The CE Marking for ADCON-T/N allows the Company to market ADCON-T/N in the 15 European Union countries for use in tendon and peripheral nerve surgeries. The Company received approval from the FDA to initiate pivotal U.S. clinical trials in the first quarter of 1995. The Company is currently enrolling patients in these clinical trials. The Company intends to submit a PMA for ADCON-T/N to the FDA upon the successful completion of these trials.

  OTHER ADCON PRODUCTS

     The Company is also conducting preclinical studies relating to applications of its ADCON technology in preventing excessive scarring and adhesions in a variety of other surgical procedures. Potential product candidates are currently being evaluated in animal models. Because of the differences in the body environments in which each of these product candidates would be used, a number of different formulations may be required. Examples of other types of surgery where adhesions are common and are known to create troublesome complications include (i) pelvic/gynecological surgery, where adhesions may occlude or otherwise impair the normal function of the ureters, bladder, uterus or fallopian tubes; (ii) abdominal surgery, where peritoneal adhesions between organs and/or the abdominal wall may seriously impair gastrointestinal function;
(iii) cardiac surgery, where adhesions may significantly increase the risk of injury during re-operation; and (iv) implant/prosthetic surgery, where adhesions may compromise the effective performance of a medical device.

  MARKETING AND SALES

     Currently, the Company intends to market its ADCON products through independent medical device distributors. The Company has entered into agreements with independent distributors regarding country-specific sales and distribution rights to ADCON-L in Austria, Belgium, France, Germany, Italy, The Netherlands, Spain, Switzerland and the United Kingdom. The Company also has exclusive country-specific agreements with the distributors with respect to the sale of ADCON-T/N in Austria, Belgium, Italy, The Netherlands and Switzerland.

     These agreements provide the distributors with exclusive distribution rights in their assigned territory. The agreements require the distributors to meet specified minimum annual sales targets. In the event such sales goals are not achieved, the Company may, upon the expiration of applicable notice periods, terminate the exclusivity of such arrangement. The Company provides marketing and advertising support to its distributors and conducts training seminars for distributor personnel. These distributors are independent third parties, are not employees of the Company and are not directly under the control or supervision of the Company, except that they are subject to the terms and conditions of their respective distribution agreements. There can be no assurance that the current relationships with distributors will be successful or that the Company will be able to enter into similar distribution arrangements in other markets, or that such arrangements will be available on acceptable terms and conditions to the Company. Furthermore there can be no assurance that the ADCON products will be successfully marketed since the Company does not control the distribution of its products and relies exclusively on third parties for its distribution of products. See "Risk Factors -- Reliance on Third Parties for Manufacturing and Marketing of ADCON Products."

  MANUFACTURING AND SUPPLIERS

     The Company does not have any manufacturing facilities and presently utilizes a sole foreign contractor, European Medical Contract Manufacturing, located in Nijmegen, The Netherlands, for the manufacture of its commercial and clinical requirements of ADCON-L and ADCON-T/N. The Company currently purchases the key components for ADCON-L and ADCON-T/N from suppliers and provides such components to the contract manufacturer who formulates these components into the gel for the ADCON-L and ADCON-T/N products. The contract manufacturer is registered as a subcontractor for the manufacture of pharmaceutical products by The Netherlands designated agency and is certified to ISO requirements for manufacture of such products. ISO Certification is an internationally recognized standard of quality manufacturing. It is, however, the Company's intention to identify additional manufacturers in the future, including a U.S. based contract manufacturer. The manufacture of the Company's products is subject to GMP or other requirements prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that the Company's current manufacturer will continue to comply with all applicable regulatory requirements or that such manufacturer will be able to supply the Company with such products or that the Company will be able to identify additional manufacturers of its products on terms acceptable to the Company. See "Risk Factors -- Reliance on Third Parties for Manufacturing and Marketing of ADCON Products."

     The Company currently obtains one of the key components for its ADCON products from a single supplier. The Company also has developed its own proprietary process to manufacture this key component and is currently manufacturing it on a pilot basis through a contract manufacturer according to GMP standards. In addition, the Company is pursuing qualification of additional suppliers. There can be no assurance that additional suppliers will be identified or that the key components will be available on terms acceptable to the Company. See "Risk Factors -- Reliance on Third Parties for Manufacturing and Marketing of ADCON Products."

  ADCON RESEARCH AND LICENSE AGREEMENTS


     The Company has research and license agreements with Case Western pursuant to which Case Western was sponsored by the Company to conduct research in certain fields of nerve regeneration, repair, recovery and/or maintenance of nerve function in an effort to develop and produce new products for potential pharmaceutical and other commercial applications. This license agreement with Case Western grants the Company an exclusive worldwide license in exchange for a royalty of up to five percent of the revenues generated from the sale of products which are within the scope of the terms of the agreement. A dispute has arisen between Case Western and the Company regarding inventorship of the ADCON products. Case Western has informed the Company that it believes that one of its employees is a co-inventor of the ADCON family of products and that the Company is therefore obligated to pay royalties to Case Western on the sale of ADCON products. Case Western has threatened litigation regarding this matter. The Company believes that no Case Western employee is an inventor of the ADCON family of products and thus that the ADCON family of products is not within the nerve regeneration/repair scope of these sponsored research and license agreements with Case Western. As a result, the Company's response to Case Western has indicated that it is not entitled to royalties pursuant to the terms of these agreements on the sale of ADCON products. There can be no assurance that Case Western will not continue to pursue this matter or that, in the event it elects to pursue this matter, it will not result in costly dispute resolution proceedings with the Company which may result in Case Western being deemed a co-owner of the relevant patent rights and the Company being required to pay the royalties required under these agreements.


  NERVOUS SYSTEM DISORDERS

     The Company's longer-term research is focused on the development of therapeutic products for the treatment of nervous system disorders for which the Company believes existing therapies are inadequate. The Company is presently pursuing the development of small molecular weight compounds for the treatment of Alzheimer's disease and cognitive disorders.

     The Company's strategy is to pursue its nervous system disorder programs through collaboration with third parties. The Company has entered into a strategic alliance with Janssen to collaborate on the research, development and commercialization of certain treatments for Alzheimer's disease. See "-- The Janssen Agreement." To date, the Company has pursued the development of its Cognition Modulation technology independently. The Company, however, does not anticipate funding clinical trials relating to this program through the completion of such trials without the collaboration of a strategic partner. No assurances can be given that the Company will be able to identify a strategic partner, or that in the event the Company identifies a strategic partner, that such strategic partner will enter into an alliance with the Company or that the operation of any such alliance will be successful.

  ALZHEIMER'S DISEASE

     The cause of Alzheimer's disease is unknown, and there are no proven means of prevention or cure. The Company believes that research in Alzheimer's disease has been directed primarily at providing replacement therapy for neurotransmitter deficiencies, such as in the cholinergic system, in order to alleviate the symptoms. Attempts to stop the progression of the disease have centered on identifying a neurotrophic factor, or combination of factors, which may slow neural degeneration. The Company believes that glial cells have received inadequate attention in the study of Alzheimer's disease. Glial cells are one of the two interrelated networks of cells in the nervous system. The interrelated networks of cells consists of neurons, which transfer and process information from around the body, and glial cells, which monitor and regulate the neuronal system and play an active role in maintaining normal brain function. Recent research into Alzheimer's disease has focused on the role of beta-amyloid in the formation of senile neuritic plaques.

  THE COMPANY'S ALZHEIMER'S DISEASE PROGRAM

     Utilizing its strengths in glial cell technology, the Company is conducting research to develop therapeutic products to slow the progression of Alzheimer's disease. In October 1994, the Company and Janssen entered into the Janssen Agreement to collaborate on the discovery and development of compounds suitable for the treatment of Alzheimer's disease and other neurodegenerative diseases. See "-- The Janssen Agreement." The Company is pursuing three specific mechanisms by which glial cells seem to play a role both in the accumulation of beta-amyloid peptide and in the amyloid-associated neurotoxicity of Alzheimer's disease.

     Beta-Amyloid Receptor Antagonists. The Company has discovered that beta-amyloid recognizes a receptor on glial cells in the brain. The action of beta-amyloid on this receptor leads to specific cellular consequences, including the release of cytokines such as interleukins and tumor necrosis factor. The release of cytokines has been reported to occur in the brain of Alzheimer's patients. The Company is working with Janssen on the development of small molecular weight compounds that would block the interaction between beta-amyloid and its receptors on glial cells and thus block or reduce the release of inflammatory agents. A number of high capacity assay systems have been developed by the Company which are being used to screen Janssen's pharmaceutical library for antagonists to these beta-amyloid-induced actions. As a result of this screening, several lead compounds have been identified.

     Inhibitors of Beta-Amyloid Proteoglycan Binding. The Company and others have discovered that another consequence of beta-amyloid action on cells is the release of proteoglycans. These substances have been shown to be associated with beta-amyloid in all senile plaques in the Alzheimer's disease brain. The Company has shown that proteoglycans can indeed bind to beta-amyloid and protect it from cellular degradation. The Company is working with Janssen on the development of small molecular weight compounds that inhibit the binding of proteoglycans to beta-amyloid. The Company has developed a number of assay systems with which to screen Janssen's pharmaceutical library and has identified lead compounds which inhibit this binding.

     Inhibitors of Complement Activation. The Company is also pursuing research relating to activated proteins from the classical complement cascade that are associated with beta-amyloid in Alzheimer's disease senile plaques. The complement cascade is part of the immune response typically invoked in response to systemic infections, resulting in the death of pathogenic cells, but is not usually found in the brain. The Company has discovered that beta-amyloid can bind one of these factors and activate the complement cascade, providing an explanation for the presence of activated complement in patients with Alzheimer's disease. The Company is working with Janssen on the development of small molecular weight compounds that would block complement activation. The Company has developed proprietary screens and has used these to identify several lead compounds that block beta-amyloid induced activation of the complement cascade.

     Alzheimer's Disease Models. The Company has also developed secondary screens with which to further characterize lead compounds identified in the high-throughput screens. In addition, Janssen is funding the development of an animal model of Alzheimer's disease. To date, Company scientists have demonstrated the deposition of fibrillar beta-amyloid and activation of neuroglia in this model. If the appropriate aspects of Alzheimer's disease pathology are replicated in this model, it will be used to test the in vivo efficacy of selected lead compounds.

  THE JANSSEN AGREEMENT

     Under the terms of the Janssen Agreement, Johnson & Johnson Development Corporation, a subsidiary of Johnson & Johnson, made an equity investment in the Company and Janssen, a wholly-owned subsidiary of Johnson & Johnson, paid the Company an initial licensing fee. The Janssen Agreement provides funding by Janssen to the Company for Alzheimer's disease research through October 1997. The Janssen Agreement is renewable, at Janssen's options, for one or two years thereafter. In addition, in September 1995, the Company entered into an addendum to the Janssen Agreement in order to expand the scope of the collaboration on Alzheimer's disease to include research relating to inhibitors of complement activation. Janssen is required to make additional payments to the Company upon the attainment of certain clinical and developmental milestones. Janssen is also responsible for all development costs, including the cost associated with clinical trials and obtaining regulatory approval. Janssen's parent, Johnson & Johnson, has worldwide distribution rights for any products developed as a result of this collaboration. The Company will receive a royalty from Janssen on any sales of such products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note H to Consolidated Financial Statements."

  COGNITION MODULATION

     The Company is developing a class of small molecular weight compounds designed to act on the histamine H(3) receptor in the brain. Histamine is a chemical messenger, released from certain neurons in the brain, which regulates sleep/wake states and modulates levels of arousal and alertness in the conscious state. The histamine H(3) receptor is predominately found in the brain and regulates the synthesis and release of histamine in the brain. An antagonist to this receptor would lead to enhanced states of arousal and alertness. The histamine H(3) receptor antagonists may be useful in treating several disorders in which general central nervous system arousal is desirable. An agonist to the receptor may prove useful for treating disorders such as anxiety and insomnia. To date, the Company has funded its Cognition Modulation program independently of strategic partners and retains all of the worldwide commercial rights to any products it develops. The Company, however, does not anticipate funding clinical trials relating to this program through the completion of such trials without the collaboration of a strategic partner. See "Risk Factors -- Dependence on Strategic Alliances."

     H(3) Receptor Antagonists. The Company believes histamine H(3) receptor antagonists could provide a therapeutic approach for enhancing cognition and positive behavior in patients with disorders characterized by memory and learning deficiencies. Such an agent could also be useful in arousing patients with various forms of depression of the central nervous system, such as narcolepsy. The Company has discovered and developed a selective histamine H(3) receptor antagonist, which has been shown in in vivo studies to be available to the brain after oral administration and to selectively block the histamine H(3) receptor in the brain. Preclinical studies have demonstrated that this compound increases wakefulness. Further studies with this compound in genetic narcoleptic canines have shown a reduction in the onset of narcoleptic attacks. Additional studies have indicated increased memory recall in learning and memory studies in animals.

     The Company has also developed and synthesized more potent second generation H(3) antagonist candidates. These second generation histamine H(3) receptor antagonists demonstrate improved in vitro receptor selectivity profiles and enhanced potency. In preclinical models, these candidates have also been shown to enter the brain and enhance histamine release and are being tested for efficacy.

     While there are currently available products for the treatment of the conditions mentioned above, the Company is not aware of any such products based on the histamine H(3) receptor antagonists. The Company is aware of a U.S. patent that covers compounds which include some of the Company's first generation histamine H(3) receptor antagonists. The Company filed two new patent applications covering its second generation histamine H(3) receptor antagonists. See "Risk Factors -- Patents, Licenses and Proprietary Rights" and "--Patents, Trademarks and Trade Secrets."

     H(3) Receptor Agonists. The Company has also begun research on developing a histamine H(3) receptor agonist to reduce levels of wakefulness and arousal for use in the treatment of anxiety and insomnia. It has developed several compounds to date which have high affinity for the histamine H(3) receptor and in animal models have been shown to penetrate the blood brain barrier and occupy histamine H(3) receptors. The Company continues to synthesize and screen new compounds as potential selective agonists at the histamine H(3) receptor.

COMPETITION

     The Company competes with both small biotechnology and established pharmaceutical companies in all of its product development programs. Furthermore, academic institutions, governmental agencies, and other public and private research organizations also continue to conduct research, seek patent protection, and establish collaborative arrangements with commercial entities for product development and marketing. Products resulting from these activities may compete directly with any products developed by the Company. These companies and institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

     Although the Company is not aware of any products on the market that would directly compete with ADCON-L or ADCON-T/N, there is one product which would compete with another member of the ADCON family of products. This product, Interceedt(TM), has been marketed for several years by Johnson & Johnson to prevent surgical adhesions following pelvic surgeries. In addition, Genzyme Corporation is developing products to inhibit surgical adhesions following both pelvic and abdominal surgeries and has recently completed U.S. pivotal clinical trials for these surgeries and has applied for FDA approval. This product (Seprafilm(TM)) has recently been recommended for approval by an FDA advisory committee for specific use in pelvic and abdominal surgeries. There are significant efforts by others, including many large pharmaceutical companies and academic institutions, to develop therapeutic products which may compete with any products that are developed by the Company relating to its Alzheimer's disease and Cognition Modulation programs. Some of these products may be at a more advanced stage of development than the Company's products. In addition, there may be substantial competition in the biopharmaceutical and medical industries, both from specialized firms and from major pharmaceutical, chemical, medical device and surgical supply companies. Many of the Company's potential competitors have product development capabilities and financial and human resources greater than the Company, and have manufacturing, marketing, sales and distribution capabilities that the Company does not have. Universities and other research institutions may develop similar technologies and processes which, in some instances, may be utilized by others to compete with the Company's products.

     The Company expects to encounter significant competition for each of its product candidates. To compete successfully the Company will be required to develop and maintain scientifically advanced technology, develop proprietary products, attract and retain highly qualified personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and successfully market its products, either alone or through collaboration with third parties. See "Risk Factors -- Technological Change and Competition" and "Risk Factors -- Dependence on Key Management and Qualified Personnel."

RESEARCH AND DEVELOPMENT

     The Company is in the early stage of development of certain ADCON products to complement ADCON-L and ADCON-T/N. The Company is also focusing on the development of therapeutic products for use in the treatment of certain nervous system disorders. Although several of these candidate therapeutic products are in preclinical evaluation, the products currently under development will require additional research and development, including preclinical and extensive clinical testing, prior to making application with regulatory authorities for commercial use. There can be no assurance that the Company's research and development efforts will be successful or that any candidate products will prove to be safe and effective in clinical trials and receive necessary regulatory approvals.

GOVERNMENT REGULATION

     The manufacture and sale of the Company's products are subject to regulation by numerous authorities, principally the FDA, and corresponding state and foreign authorities. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices and new drugs, including the Company's products under development, must be cleared or approved by the FDA. In addition, certain material changes or modifications to medical devices and drugs also are subject to FDA review and approval. Securing the FDA clearances and approvals may require the submission of extensive clinical data and supporting information to the FDA. Product clearances and approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The FDA and other agency requirements for manufacturing, product testing, and marketing also can vary depending upon whether the product is a medical device or new drug. Failure to comply with applicable FDA regulatory requirements could result in sanctions being imposed on the Company or the manufacturer of its products, including warning letters, fines, injunctions, civil penalties, failure of the FDA to grant premarket clearance or premarket approval of medical devices and drugs, operating restrictions and criminal prosecution. Sales of the Company's products outside of the United States are subject to foreign regulatory requirements that may vary widely from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies, and clearance or approval or other product requirement may differ. There can be no assurance that the Company will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Regulation of Medical Devices -- United States. The Federal Food, Drug, and Cosmetic Act (the "FDC Act") requires premarket clearance or premarket approval by the FDA prior to commercialization of medical devices. Pursuant to the FDC Act, the FDA regulates the manufacture, distribution and production of medical devices in the United States. Medical devices are classified into class I, II or III on the basis of the controls deemed by the FDA to be reasonably necessary to ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to GMP) and class II devices are subject to special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must require premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices which have been found not to be substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer or distributor generally must obtain FDA clearance or approval through either a 510(k) premarket notification or a premarket approval application ("PMA"). A 510(k) clearance will be granted if the submitted data establish that the proposed device is "substantially equivalent" to a legally marketed class I or II medical device, or to a class III medical device for which the FDA has not called for PMAs. A PMA must be filed if the proposed device is not substantially equivalent to a legally marketed device or if it is a Class III device for which the FDA has called for premarket approvals. A PMA must be supported by extensive data, including preclinical and clinical trial data to demonstrate the safety and efficacy of the device. If human clinical trials of a device are required and if the device presents a "significant risk," the manufacturer or the distributor of the device is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials.

     The IDE application must be supported by data, typically including the results of animal and, possibly, mechanical testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum specific number of patients, as approved by the agency. The clinical trials must be conducted under the auspices of an independent institutional review board ("IRB") established pursuant to FDA regulations. In April 1995, the

Company received FDA approval of IDE applications to conduct multicenter clinical trials of ADCON-T/N. The Company first received FDA conditional approval for its IDE application permitting the initiation of a multicenter clinical trial of ADCON-L on August 9, 1995 provided the Company submits information to address the FDA's requested changes regarding the criteria chosen for effectiveness with its corresponding study sample size, times of postoperative follow-up and validation of patient pain and/or physical therapy responses. Since that time, the Company has had a series of oral and written communications with the FDA regarding the agency's requested changes. Although all outstanding issues have not been finally resolved to the FDA's satisfaction, the agency nevertheless has permitted the Company to continue the ADCON-L clinical trial at the institutions enrolled in accordance with the investigational site waiver granted by the FDA in its August 9, 1995 letter. The Company is engaged in discussions with the FDA regarding the FDA's requested changes. There can be no assurances, however, that the FDA will grant final approval of the IDE for ADCON-L on a timely basis, if at all.


     Following receipt of the premarket approval application, if the FDA determines that the premarket approval application is sufficiently complete to permit a substantive review, the FDA will "file" the application. Once the submission is filed, the FDA begins a review of the premarket approval application. The premarket approval application process can be expensive, uncertain and lengthy, frequently requiring one to several years from the date the premarket approval application is accepted for filing. A number of devices for which premarket approval has been sought by other companies have never been approved for marketing. The review time is often significantly extended by the FDA, which may require more information or clarification of information already provided in the submission. During the review period, an advisory committee likely will be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the GMP requirements of the FDA prior to approval of a premarket approval application. If granted, the premarket approval may include significant limitations on the indicated uses for which a product may be marketed.


     The FDA has stated that it will regulate the Company's ADCON-L and ADCON-T/N products as Class III medical devices. There is no certainty that the clinical studies involving these products will be completed in a timely manner or that the data and information obtained will be sufficient to support the filing of a premarket approval application. There can be no assurance that the Company will be able to obtain necessary approvals to market these devices or any other products under development on a timely basis, if at all, and delays in receipt or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Any products manufactured or distributed pursuant to clearance of a premarket notification submission or an approved premarket approval application are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experience with the use of the device. The FDC Act requires that medical devices be manufactured in registered establishments and in accordance with the GMP for medical devices. Such manufacturing facilities are subject to periodic inspections by the FDA.

     Regulations of Drugs -- United States. Drugs are a category of products that can include biologics, such as vaccines and prescription or over-the-counter medications. Each of these classes of products is often regulated differently and, therefore, approval requirements, if any, can vary significantly. Before a new drug may be commercially sold in the United States, clinical trials and other tests on the product must be conducted and the results submitted to the appropriate regulatory agencies as part of the approval process. Drug products that the Company may develop are subject to FDA regulation under the FDC Act. Drug products also would be subject to regulation under the Public Health Service Act if they are classified as biologics. The Company believes that its Alzheimer's disease and cognitive disorder products would be regulated as new drugs.

     The steps required before a new drug product may be marketed in the United States include (i) preclinical laboratory and animal tests conducted in accordance with Good Laboratory Practices, (ii) submission to the FDA of an application for an investigational new drug ("IND"), which must become effective before human clinical trials may commence, (iii) well-controlled human clinical trials to establish the safety and efficacy of the new drug product, (iv) submission of a new drug application ("NDA") to the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. Approval by the FDA must be obtained for each product and for each indication to be treated with each product.

     Preclinical tests include formulation development, laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of a product formulation. Preclinical tests are submitted to the FDA as part of the IND and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization to commence clinical trials or that authorization of one phase of a clinical trial will result in authorization of other phases or that clinical trials will result in FDA approval. Clinical trials may be placed on hold by the FDA at any time for a variety of reasons, particularly if safety concerns exist.

     Clinical trials involving the administration of the investigational drug product to humans typically are conducted in three phases and are subject to specific protocols that are particularly detailed in Phases II and III. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an IRB. The IRB considers, among other factors, ethical concerns, informed consent requirements and protection of human subjects. The IRB or the FDA may require changes in a protocol both prior to and after commencement of a trial. There is no assurance that the IRB or the FDA will permit a study to go forward or, once started, to be completed. The FDA's review of a study protocol does not necessarily mean that if the study is successful it will constitute proof of safety or efficacy.

     The three phases of clinical trials are generally conducted sequentially, but they may overlap. Phase I testing generally involves the initial introduction of the drug into humans for testing the safety, side effects, dosage tolerance, metabolism and clinical pharmacology of the drug. In the case of drugs for life-threatening diseases, the initial human testing is generally done in patients rather than in healthy volunteers. Because these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase II trials. These trials are referred to as Phase I/II trials. Phase II testing generally involves well-controlled tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. If a drug is found to be effective in Phase II evaluations, expanded Phase III trials are undertaken to evaluate the overall risks and benefits of the drug in relation to the treated disease in light of other available therapies. Phase III studies can include significant numbers of patients. Phase III clinical studies may be avoided under certain circumstances. For example, under the FDA's expedited approval interim regulations, the FDA may determine that the study is not necessary, especially where no adequate alternative therapy exists, and if the disease under examination is life-threatening or seriously debilitating. The FDA may suspend clinical trials at any time if the patients are believed to be exposed to a significant health risk.

     Reports of results of preclinical studies and clinical trials for non-biological drugs, such as those likely to be developed by the Company, are submitted to the FDA in the form of an NDA for approval for marketing and commercial shipment. The NDA also includes information pertaining to the preparation of drug substances, analytical methods, drug product formulation, details on the manufacture of finished product as well as proposed product packaging and labeling. Submission of an NDA does not assure FDA approval for marketing. The application review process generally takes two to three years to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product.

     In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. For example, the FDA also may require long-term toxicity studies or other studies relating to product safety or efficacy. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval to confirm safety and efficacy (Phase IV clinical tests). Less extensive approval requirements can apply to generic and other types of drugs, but no assurance exists that the Company's Alzheimer's disease and cognitive disorder products, or any other drug products which the Company may develop, will qualify for such abbreviated requirements.

     Among the requirements for marketing all drugs is the requirement that the prospective manufacturers also conform to the GMP of the FDA, be subject to FDA inspection and register and list its drug products with the FDA. In complying with GMP, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality assurance to ensure that the product meets applicable specifications and other requirements. Failure to comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing, seizure of the product or voluntary recall of the product.

     The product testing and approval process is likely to take a substantial number of years and involves the expenditure of substantial resources. The FDA also may require postmarket testing and surveillance to monitor the use of the product and continued compliance with regulatory requirements. Upon approval, a drug only may be marketed for the approved indications in the approved dosage forms and at the approved dosages. Adverse experiences with the product must be reported to the FDA. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     Foreign manufacturers of drug products intended for importation into the United States also must comply with the GMP and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

     Other Regulation. The advertising of most of the FDA-regulated products will be subject to Federal Trade Commission jurisdiction. The Company also is subject to regulations by the Occupational Safety and Health Administration and by the U.S. Environmental Protection Agency under such statutes as the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other laws. Various states and other foreign governments often have comparable health and environmental laws.

     Foreign Regulation. The Company is subject in many countries to regulatory requirements concerning drugs and devices and relating to human clinical trials, marketing approvals and product testing. See "Risk Factors -- Uncertainty of Health Care Reimbursement."

     For medical devices, from January 1, 1995, member countries of the European Union are required to put in effect the Medical Devices Directive ("MDD"). This new legislation includes, among others, requirements with respect to the design, safety, performance and manufacture of products. Under the system established by the MDD, all medical devices other than active implants and in vitro diagnostic products must qualify for CE Marking by June 14, 1998. During the transitional period (from January 1, 1995 to June 14, 1998) medical devices can be placed on the market and put into service if they comply with the requirements of the MDD or national requirements that were in force on December 31, 1994.

     In order to qualify for CE Marking, the manufacturer must comply with the Essential Requirements of the MDD. These relate to safety and performance. In order to demonstrate compliance with these requirements of the MDD, the manufacturer must undergo conformity assessment which depends on the class of the product. The Company has chosen as its conformity assessment type testing of the product by a Notified Body and assessment of the manufacturer's quality system used in production by a Notified Body. The Notified Body chosen by the Company is a Dutch non-governmental entity which, after an accreditation proceeding, has been notified by the Dutch Competent

Authority to the European Commission that it may carry out conformity assessment tasks under the MDD. Once all the necessary conformity assessment tasks have been completed to the satisfaction of the Notified Body and the manufacturer is convinced that it is in full compliance with the MDD, CE Marking may be affixed on the products concerned.

     Although member countries must accept for marketing medical devices bearing a CE Marking without imposing further requirements related to product safety and performance, each country may require the use of its own language on labels and instructions for use. National Competent Authorities who are required to enforce compliance with the requirements of the MDD, can restrict, prohibit and recall CE marked products if they are unsafe. Such a decision must be confirmed by the European Commission in order to be valid. Member countries can impose additional requirements as long as they do not violate the MDD or constitute technical barriers to trade.

     Within the European Union, premarket compliance for devices must be supported by clinical data of a type and extent set out by European Union directives, standards as interpreted by Competent Authorities and Notified Bodies. The approval process for the commencement of clinical trials varies currently from country to country. To the extent possible, the Company conducted clinical trials are designed to develop a regulatory package sufficient for multi-country European Union approval, without the need to duplicate clinical trials for individual country approvals.

     The new post-1994 regimes for medical devices are based on directives. Devices will be subject to, in addition to other future European Union or other countries legislation, continued national regulation on pricing and reimbursement, which may vary from country to country. Certain other requirements such as clinical investigations and post marketing surveillance, will probably be subject to significant variation among countries.

PATENTS, TRADEMARKS AND TRADE SECRETS

     Proprietary protection for the Company's product candidates, processes and know-how is important to the Company's business. The Company's policy is to file patent applications to protect technology, inventions, and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. The Company plans to aggressively prosecute and defend its patents and proprietary technology.

     The Company has filed U.S. and corresponding foreign patent applications relating to its product candidates in the ADCON family. These applications cover the methods of their medical uses and pharmaceutical compositions. Claims covering ADCON products in one of these applications have been allowed by the U.S. Patent and Trademark Office. The Company is also pursuing broader claims that cover methods of the medical uses of related products and their pharmaceutical compositions. The Company is not aware that its manufacture, use and/or sale of its ADCON products infringes any valid claim of any issued patents. There can be no assurance, however, that infringement of such claims will not be found to exist. A dispute has arisen between Case Western and the Company regarding inventorship of the ADCON products. Case Western has informed the Company that it believes that one of its employees is a co-inventor of the ADCON family of products and that the Company is therefore obligated to pay royalties to Case Western on the sale of ADCON products. Case Western has threatened litigation regarding this matter. The Company believes that no Case Western employee is an inventor of the ADCON family of products. See "Risk Factors -- Dispute Regarding ADCON and Potential Royalty on ADCON Sales."

     The Company has also filed U.S. patent applications that are licensed to the Company from the University of Toledo, that relate to a series of synthetic compounds that are histamine H(3) receptor antagonists, to the methods of their medical uses, to pharmaceutical compositions comprising these compounds and to processes for manufacture of certain of these compounds. A U.S. patent has issued that covers processes for the manufacture of intermediates for certain of the compounds. A U.S. patent application co-owned by the Company and the University of Toledo covering methods of medical use of a series of histamine H(3) receptor antagonist compounds has issued. Two additional U.S. patent applications are pending.

     Three further U.S. patent applications, filed solely by the Company, and certain corresponding foreign applications, covering two different series of synthetic H(3) receptor antagonist compounds, and one series of H(3) receptor agonist compounds, their methods of medical use and pharmaceutical compositions, are pending. No assurance can be given that any claims relating to these products and methods will be issued.

     A U.S. patent has been issued to Institut National de la Sante et de la Recherche Medicale ("INSERM"), Societe Civile Bioprojet, and Universite de Caen (the "INSERM patent") covering certain histamine H(3) receptor antagonists including some of the compounds in one of the Company's co-owned series of histamine H(3) receptor antagonist compounds. The INSERM patent has an earlier effective filing date than that of the Company's histamine H(3) receptor antagonist applications relating to this series of compounds. A corresponding European patent application has also been filed by INSERM, with an earlier effective filing date in Europe than the Company's. In the event that the U.S. Patent and Trademark Office determines that the INSERM patent claims the same subject matter relating to histamine H(3) receptor antagonist compounds as at least one of the Company's U.S. applications, an interference proceeding before the Board of Patent Appeals and Interferences may be instituted to determine who is the first inventor under the U.S. patent laws. The Company believes that its date of invention for the pertinent claimed subject matter in the Company's U.S. patent applications relating to histamine H(3) receptor antagonist compounds may be earlier than the date of invention to which INSERM is entitled for its application(s) in the U.S. for purposes of an interference proceeding or as a reference against the Company's subsequently filed U.S. applications. However, should such an interference proceeding be declared, there can be no assurance that the Company would prevail. Additionally, since under U.S. patent law the U.S. Patent and Trademark Office keeps a U.S. patent application confidential, the Company does not know if other U.S. patent applications relating to the INSERM patent are pending.

     The Company is prosecuting its patent applications with the U.S. Patent and Trademark Office but the Company does not know whether any of its applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated, inter alia, for utility, novelty, nonobviousness and enablement. The U.S. Patent and Trademark Office may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims includes subject matter that is not useful, novel, nonobvious or enabled. Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights. In cases where one party believes that it has a claim to an invention covered by a patent application or patent of a second party, the first party may provoke an interference proceeding in the U.S. Patent and Trademark Office or such a proceeding may otherwise be declared by the Patent and Trademark Office. In general, in an interference proceeding, the Patent and Trademark Office would review the competing patents and/or patent applications to determine the validity of the competing claims, including but not limited to determining priority of invention. Any such determination would be subject to appeal in the appropriate U.S. federal courts.

     There can be no assurance that additional patents will be obtained by the Company or that issued patents will provide a substantial protection or be of commercial benefit to the Company. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to the Company or non-approval of pending patent applications could create increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any applications of the Company's technology will not infringe patents or proprietary rights of others or that licenses that might be required as a result of such infringement for the Company's processes or products would be available on commercially reasonable terms, if at all.

     The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. The Company may participate in interference proceedings that may in the future be declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company. There can be no assurance that the outcome of any such litigation or interference proceedings will be favorable to the Company or that the Company will be able to obtain licenses to technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost.

     The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

     The Company also attempts to protect its proprietary compounds, products and processes by relying on trade secret laws, and on non-disclosure and confidentiality agreements. The Company requires its employees, consultants, members of the Scientific Advisory Board, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements generally provide that all confidential information developed or made known to the individual during the course of the relationships is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that any inventions conceived by the individual within the scope of his employment shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for any of the Company's trade secrets in the event of unauthorized use or disclosure of such information. See "Risk Factors--Patents, Licenses and Proprietary Rights."

EMPLOYEES


     As of March 31, 1996, the Company had 45 full-time employees. Of the 45 full-time employees, 32 are engaged in, or directly support, research and development.


FACILITIES

     The Company's personnel conduct the Company's internal research at a 35,705 square foot leased facility in Beachwood, Ohio, a suburb of Cleveland. The leases for 9,140, 11,569, 13,000 and 1,996 square feet of space in this facility expire on December 31, 1996, December 31, 1998, December 31, 2001 and December 31, 2001, respectively, subject to an option to renew the leases for one additional term. The renewal option for the total 35,705 square feet is until December 31, 2001. The Company currently subleases a 4,600 square foot portion of this space.

LEGAL PROCEEDINGS

     The Company is not a party in any material legal proceedings.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS



     The Directors and executive officers of the Company and their positions with the Company are:


                NAME                  AGE                        POSITIONS
- ------------------------------------  ---   ---------------------------------------------------
Thomas O. Oesterling, Ph.D..........  58    President, Chief Executive Officer and Director


Robert C. A. Frederickson, Ph.D.....  54    Executive Vice President, Research and Development
Rodney E. Dausch....................  51    Vice President, Chief Financial Officer and
                                            Secretary
Michael A. Zupon, Ph.D..............  41    Vice President, Product Development and Operations
Robert P. Pinkas (1)(3).............  41    Chairman of the Board and Treasurer
Allen H. Ford (2)(3)................  67    Director
Theodore E. Haigler, Jr. ...........  71    Director
Robert D. Pavey (1)(3)..............  53    Director
Irving S. Shapiro (2)(3)............  79    Director
John L. Ufheil (1)(3)...............  62    Director


- ------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Executive Committee.


     THOMAS O. OESTERLING, PH.D. Dr. Oesterling has served as President, Chief Executive Officer and a Director of the Company since June 1989. Dr. Oesterling received his Ph.D. in Pharmaceutical Chemistry from The Ohio State University.


     ROBERT C. A. FREDERICKSON, PH.D. Dr. Frederickson has served as Executive Vice President, Research and Development since March 1995. From August 1989 to March 1995, he was Senior Vice President Research and Development and Chief Technical Officer of the Company. Dr. Frederickson received his Ph.D. in Neuropharmacology from the University of Manitoba.

     RODNEY E. DAUSCH. Rodney E. Dausch joined the Company as Vice President and Chief Financial Officer in March 1995. In August 1995, Mr. Dausch was elected Secretary of the Company. Prior to joining the Company and since February 1994, Mr. Dausch was Vice President of Finance and Administration of Oncologix, Inc., a biopharmaceutical company. From May 1987 to January 1994, he was Vice President of Finance and Administration of Oncor, Inc., a manufacturer of diagnostic products for detection of cancer diseases. Mr. Dausch holds a B.S. in Accounting from Loyola College and is a Certified Public Accountant in the State of Maryland.

     MICHAEL A. ZUPON, PH.D. Dr. Zupon has served as Vice President, Product Development and Operations since June 1993. Prior to joining the Company, Dr. Zupon had 12 years of experience in a variety of product development positions at Schering-Plough Corporation, a pharmaceutical company, most recently as Director, Drug Delivery and Technology Assessment from January 1991 to June 1993 and as Director, Pharmaceutical Process Development from April 1988 to January 1991. Dr. Zupon received his Bachelor of Science and Ph.D. degrees from the University of Utah College of Pharmacy and also received a Master of Business Administration degree from the University of Utah Graduate School of Business.

     ROBERT P. PINKAS. Mr. Pinkas has served as Chairman of the Board of Directors and Secretary of the Company since 1988. He is a Director of Pediatric Services of America Inc. and Quad Systems Corporation. Mr. Pinkas is the founding general partner of Brantley Venture Partners, a venture capital firm formed in 1987.

     ALLEN H. FORD. Mr. Ford has served as a Director of the Company since 1988. Mr. Ford has been an independent management consultant since his retirement in 1986. Mr. Ford is also a Director of First Union Real Estate Investments and Parker-Hannifin Corporation.


     THEODORE E. HAIGLER, JR. Mr. Haigler has served as a Director of the Company since May 1996. Mr. Haigler has been an independent management consultant since his retirement in 1989. From 1986 until his retirement in 1989, he served as President, Chief Executive Officer and Director of Burroughs Wellcome Co. and Director of Wellcome plc, London, England.


     ROBERT D. PAVEY. Mr. Pavey has served as a Director of the Company since 1988. In 1969, he was a co-founder of Morgenthaler Ventures, a venture capital firm based in Cleveland, Ohio, with which he remains a partner today. Mr. Pavey is past President of the National Venture Capital Association and is a Director of Atria Software, Inc.

     IRVING S. SHAPIRO. Mr. Shapiro has served as a Director since December 1993. Mr. Shapiro has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom in Wilmington, Delaware since 1990 and from 1981 to 1989 was a Partner of that firm. Mr. Shapiro currently serves as Director of J.P. Morgan Florida, FSB, Pediatric Services of America Inc. and Sola International Inc.

     JOHN L. UFHEIL. Mr. Ufheil has served as a Director of the Company since May 1993. From April 1990 until his retirement in May 1994, he served as Chairman, President, and Chief Executive Officer of Celgene Corporation (a biotechnology company).


     The Company's Second Restated Certificate of Incorporation divides the Board of Directors into three classes with each class having as nearly equal in number of Directors as possible. Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Class I consists of Messrs. Ford, Haigler and Pavey and their term of office expires at the 1999 annual meeting of stockholders; Class II consists of Messrs. Shapiro and Ufheil and their term of office expires at the 1997 annual meeting of stockholders; and Class III consists of Dr. Oesterling and Mr. Pinkas and their term of office expires at the 1998 annual meeting of stockholders. The Amended and Restated By-Laws of the Company (the "By-Laws") provides that the number of Directors shall be determined from time to time only by a vote of the majority of the Board of Directors. See "Description of Capital Stock" and "Risk Factors -- Anti-Takeover Provisions."


COMPENSATION OF DIRECTORS


     No Director currently receives compensation for his services as a Director. Mr. Pinkas received a non-qualified stock option to purchase 5,000 shares of Common Stock at an exercise price of $.35 per share. Mr. Ford received non-qualified stock options to purchase 3,000 shares of Common Stock at a weighted average exercise price of $1.35 per share. Mr. Shapiro and Mr. Ufheil each received non-qualified stock options to purchase 7,200 shares of Common Stock at an exercise price of $7.50 per share. Directors are reimbursed for their expenses associated with their participation on the Board of Directors. Messrs. Pinkas, Ford, Shapiro and Ufheil each received non-qualified stock options to purchase 4,000 shares of Common Stock at an exercise price of $9.50 per share pursuant to the Company's 1995 Nonemployee Directors Stock Option Plan. Mr. Haigler received non-qualified stock options to purchase 4,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, on May 15, 1996. See "Executive Compensation -- Stock Option Plans."

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth certain information relating to the annual and long-term compensation for the years ended December 31, 1995 and 1994 for the Chief Executive Officer and the other named executive officers of the Company who received compensation in excess of $100,000 in that year.

                                                                                      LONG TERM COMPENSATION
                                                                           ---------------------------------------------
                                                                                   AWARDS                 PAYOUTS
                                                ANNUAL COMPENSATION        ----------------------  ---------------------
                                          -------------------------------- RESTRICTED  SECURITIES               ALL
                                                                 OTHER       STOCK     UNDERLYING    LTIP      OTHER
             NAME AND                      SALARY    BONUS      ANNUAL      AWARD(S)    OPTIONS/   PAYOUTS  COMPENSATION
        PRINCIPAL POSITION          YEAR    ($)       ($)    COMPENSATION     ($)       SARS(#)      ($)       ($)(1)
- ----------------------------------- ----  --------  -------  ------------- ----------  ----------  -------- ------------
Thomas O. Oesterling, Ph.D......... 1995  $210,000  $63,000       --        $ 21,000     115,000      --      $  1,260
  Chief Executive Officer           1994   210,000   17,000       --          17,000       8,000      --         1,170
Robert C. A. Frederickson, Ph.D.... 1995  $180,000  $31,687       --        $  4,313      50,000      --      $    749
  Executive Vice President          1994   180,000   20,000       --              --       5,000      --           749
  Research and Development
Rodney E. Dausch (2)............... 1995  $120,652  $27,185       --        $  9,062      80,000      --      $ 51,623(3)
  Vice President, Chief Financial
  Officer and Secretary
Michael A. Zupon, Ph.D............. 1995  $125,000  $28,125       --        $  9,375      61,000      --      $    153
  Vice President, Product           1994   125,000   15,000       --          15,000          --      --         4,153(4)
  Development and Operations
Louis Walcer....................... 1995  $120,000  $ 6,000       --        $  6,000      19,000      --      $    143
  Vice President, Business          1994   110,000   10,000       --          10,000          --      --           122
  Development and Marketing

- ------------------

(1) Includes premiums on life insurance policies paid by the Company on behalf of each of the named executive officers.

(2) Rodney E. Dausch became Vice President and Chief Financial Officer of the Company effective March 13, 1995.

(3) Includes relocation living expenses of $35,623 paid by the Company on behalf of Mr. Dausch and a bonus of $15,000.

(4) Includes relocation living expenses of $4,000 paid by the Company on behalf of Dr. Zupon in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grants of options and SARs made during 1995 to the Named Executive Officers.

                                       INDIVIDUAL GRANTS                                         POTENTIAL
                                   --------------------------                                REALIZABLE VALUE
                                    NUMBER OF      PERCENT                                   AT ASSUMED ANNUAL
                                   SECURITIES      OF TOTAL                                RATES OF STOCK PRICE
                                   UNDERLYING    OPTIONS/SARS                                APPRECIATION FOR
                                   OPTION/SARS    GRANTED TO    EXERCISE OF                   OPTION TERM (1)
                                     GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
              NAME                   (#)(2)      FISCAL YEAR      ($/SH)         DATE       5%($)       10%($)
- ---------------------------------  -----------   ------------   -----------   ----------   --------   ----------
Thomas O. Oesterling, Ph.D.......     15,000          2.02%        $7.50        3/16/05    $ 70,751   $  179,296
                                     100,000         13.47%        $8.50       12/27/05    $534,560   $1,354,681
Robert C. A. Frederickson,            10,000          1.35%        $7.50        3/16/05    $ 47,167   $  119,531
  Ph.D...........................
                                      40,000          5.39%        $8.50       12/27/05    $213,824   $  541,872
Rodney E. Dausch.................     50,000          6.74%        $7.50        3/16/05    $235,835   $  597,653
                                      30,000          4.04%        $8.50       12/27/05    $160,368   $  406,404
Michael A. Zupon, Ph.D...........     26,000          3.50%        $7.50        3/16/05    $122,634   $  310,780
                                      35,000          4.72%        $8.50       12/27/05    $187,096   $  474,138
Louis Walcer.....................      9,000          1.21%        $7.50        3/16/05    $ 42,450   $  107,578
                                      10,000          1.35%        $8.50       12/27/05    $ 53,456   $  135,468

- ------------------

(1) The potential realizable value is based on the term of the option at the time of grant (ten years). The potential realizable value is calculated by assuming that the deemed fair value of the Company's Common Stock for financial statement presentation purposes on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(2) Represents options granted pursuant to the Company's 1989 Stock Option Plan with an exercise price equal to the fair market value as determined by the Board of Directors on the date of grant. Options become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the first anniversary of such date. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     No options were exercised by the Named Executive Officers during 1995. The following table provides information regarding unexercised stock options held by the Named Executive Officers as of December 31, 1995:

                                                                                                VALUE OF
                                                                            NUMBER OF          UNEXERCISED
                                                                           UNEXERCISED        IN-THE-MONEY
                                                                         OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                         FISCAL YEAR-END     FISCAL YEAR-END
                                                                        -----------------   -----------------
                                      SHARES ACQUIRED        VALUE      EXERCISABLE (E)/    EXERCISABLE (E)/
               NAME                     ON EXERCISE      REALIZED ($)   UNEXERCISABLE (U)   UNEXERCISABLE (U)
- -----------------------------------   ----------------   -------------  -----------------   -----------------
Thomas O. Oesterling, Ph.D.........          --               --              119,750(E)        $ 883,293(E)
                                                                              122,250(U)        $  16,306(U)
Robert C. A. Frederickson, Ph.D....          --               --               35,750(E)        $ 225,844(E)
                                                                               54,250(U)        $  12,656(U)
Rodney E. Dausch...................          --               --                    0(E)        $       0(E)
                                                                               80,000(U)        $  40,000(U)
Michael A. Zupon, Ph.D.............          --               --               12,000(E)        $  10,500(U)
                                                                               73,000(U)        $  28,875(U)
Louis Walcer.......................          --               --                9,000(E)        $   7,875(E)
                                                                               28,000(U)        $  14,500(U)

EMPLOYMENT AGREEMENTS

     The Company is a party to letter agreements with each of Dr. Oesterling, Dr. Frederickson and Mr. Dausch that provide for severance payments in the event these individuals are terminated without cause. Such agreements provide that Dr. Oesterling and Mr. Dausch will receive 12 months of pay at their base salary rate if terminated without cause and Dr. Frederickson will receive 6 months of pay at his base salary rate if terminated without cause.

COMPENSATION PURSUANT TO BENEFIT PLANS

     Described below are certain employee benefit plans of the Company pursuant to which cash or non-cash compensation was paid or distributed to its Directors or executive officers during the last fiscal year, or is proposed to be paid or distributed to its Directors or executive officers in the future.

STOCK OPTION PLANS


     The Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan") allows the Company to issue and sell up to an aggregate of 1,020,000 shares of Common Stock. The Company also has in effect the 1992 Directors Stock Option Plan (the "1992 Plan," together with the 1989 Plan referred to collectively as the "Stock Option Plans"), which is designed to provide incentives to eligible Directors of the Company by authorizing the grant to such eligible Directors of options to purchase shares of Common Stock of the Company. The number of shares of Common Stock available for grant under the 1992 Plan is 40,000 shares. As of the date of this Prospectus, under the 1992 Plan, 34,440 shares of Common Stock have been issued upon exercise of options and 744,975 shares of Common Stock have been reserved for issuance upon exercise of outstanding options granted pursuant to the Stock Option Plans.


     Vested stock options granted under the 1989 Plan may not be exercised unless, at the time of exercise, the optionee is employed by the Company or is providing services to the Company, and has been continuously employed or providing services since the date of grant, except that the period may be extended on certain events including termination of employment with the consent of the Company, death and disability. Vested options granted under the 1992 Plan may not be exercised unless, at the time of exercise, the optionee is a Director of the Company and has been continuously serving as a Director of the Company since the date of grant of such options, except that the period may be extended upon the occurrence of certain events, including termination of employment with the consent of the Company, death and disability.


     During the year ended December 31, 1995, pursuant to the 1989 and 1992 Stock Option Plans, the Company granted options for the purchase of an aggregate of 444,700 shares of Common Stock at a weighted average exercise price of $8.20 per share. Subsequent to December 31, 1995, the Company granted options and issued shares of Common Stock pursuant to the Stock Option Plans in the aggregate amount of 10,963 shares as follows: (i) options to purchase 2,000 shares of Common Stock, exercisable at $8.625 per share, to certain employees of the Company; (ii) 6,088 shares of Common Stock issued as bonuses; and (iii) 2,875 shares of Common Stock issued upon the exercise of stock options.


     The 1995 Nonemployee Directors Stock Option Plan of the Company (the "1995 Plan") was adopted by the Board of Directors, and approved by the Company's stockholders, to provide for the issuance of up to 150,000 shares of Common Stock to nonemployee Directors. The purpose of the 1995 Plan is to enable the Company to offer its present and prospective nonemployee members of the Board of Directors benefits comparable to those available to them as directors of other public companies and provide them with an added incentive to make a maximum contribution to the growth and profitability of the Company's business. The 1995 Plan provides for the grant of formula based stock options to certain nonemployee members of the Board of Directors. Set awards will be made upon the consummation of the Offering and annually thereafter following the Annual Meeting of Stockholders to current Board members. New Board members will receive an initial grant upon election to serve on the Board of Directors and then awards annually as previously described. During the year ended

December 31, 1995, pursuant to the 1995 Plan, the Company granted options for the purchase of an aggregate of 20,000 shares of Common Stock at an exercise price of $9.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company are Robert D. Pavey, Chairman, Robert P. Pinkas and John L. Ufheil.

                              CERTAIN TRANSACTIONS

     On July 29, 1994, the Company sold an aggregate of 2,420,001 shares of its prior Series D Preferred Stock and warrants for the purchase of 2,420,001 shares of Series D Preferred Stock for a net consideration of $3,426,428 which was converted in connection with the initial public offering of the Company into 483,998 shares of Common Stock. The following entities, among others, purchased shares of Series D Preferred Stock in the amounts indicated: (i) Brantley Venture Partners II, L.P.--400,000 shares (Mr. Pinkas is affiliated with Brantley Venture Partners II, L.P.; (ii) Chemicals and Materials Enterprise Associates, Limited Partnership--166,667 shares and New Enterprise Associates V, Limited Partnership--400,000 shares; (iii) Morgenthaler Venture Partners II ("MVP II")--250,000 shares and Morgenthaler Venture Partners III ("MVP III")--250,000 shares (Mr. Pavey is affiliated with MVP II and MVP III); and
(iv) Mr. Ford--66,667 shares.

     On October 14, 1994, the Company sold an aggregate of 1,000,000 shares of its Series E Preferred Stock and warrants for the purchase of 200,000 shares of Series E Preferred Stock to Johnson & Johnson Development Corporation for a net consideration of $1,489,500. The 1,000,000 Series E Preferred Stock was converted into 200,000 shares of Common Stock.


     On June 30, 1995, the Company sold an aggregate of 2,702,703 shares of its Series F Preferred Stock for a net consideration of $4,653,089. New York Life Insurance co., an existing stockholder, purchased 324,325 shares of Series F Preferred Stock. The Series F Preferred Stock was converted into 540,512 shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 1, 1996 (except as otherwise noted) as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors of the Company, Director nominees, and each of the executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group. Except as otherwise noted, all information with respect to beneficial ownership has been furnished by the respective Director, Director nominees, executive officer or persons beneficially owning five percent or more of the Common Stock, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

                                                                   AMOUNT AND NATURE OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   PERCENT
- -----------------------------------------------------------------  --------------------   -------
New Enterprise Associates Group (1)..............................          725,191          9.93%
  1119 St. Paul Street
  Baltimore, Maryland 21202
State of Wisconsin Investment Board (2)..........................          671,000          9.19%
  P.O. Box 7842
  Madison, Wisconsin 53707
Morgenthaler Venture Partners II & III (3).......................          646,818          8.86%
  700 National City Bank Building
  Cleveland, Ohio 44114
Brantley Venture Partners (4)....................................          530,608          7.26%
  20600 Chagrin Boulevard
  Cleveland, Ohio 44122..........................................
Montgomery Medical Ventures II (5)...............................          475,732          6.51%
  600 Montgomery Street
  San Francisco, California 94111
Thomas O. Oesterling, Ph.D. (6)..................................          152,838          2.05%
Robert P. Pinkas (4).............................................          530,608          7.26%
Allen H. Ford (7)(8).............................................           42,750             *
Robert D. Pavey (2)..............................................          646,818          8.86%
Irving S. Shapiro (9)............................................            3,600             *
John L. Ufheil (10)..............................................            3,600             *
Theodore E. Haigler, Jr..........................................                0             *
Robert C.A. Frederickson, Ph.D. (11).............................           74,257          1.01%
Rodney E. Dausch (12)............................................           13,566             *
Michael A. Zupon, Ph.D. (13).....................................           33,498             *
Louis Walcer (14)................................................           19,439             *
All Directors and executive officers as a group (10 persons)             1,520,954         20.21%
  (15)...........................................................

- ------------------

*Represents less than 1% of the outstanding shares.

(1) Includes 207,016 shares of Common Stock owned by CMEA and 518,175 shares of Common Stock owned by NEA.

(2) Information with respect to beneficial ownership is based on a Schedule 13G filing with the Securities and Exchange Commission on February 1, 1996.

(3) Includes 481,292 shares of Common Stock owned by Morgenthaler Venture Partners II ("MVPII") and 160,526 shares of Common Stock owned by Morgenthaler Venture Partners III ("MVPIII"). Robert D. Pavey, a Director of the Company, is a general partner in each of Morgenthaler Management Partners II and Morgenthaler Management Partners III, the general partners, respectively, of MVPII and MVPIII. Voting and investment power with respect to the shares of Common Stock owned by MVPII and MVPIII is shared by the general partners of the respective management partnerships of MVPII and MVPIII. Includes 5,000 shares owned by Pavey Family Partnership.

(4) Includes 228,766 shares of Common Stock owned by Brantley Venture Partners, L.P. and 296,842 shares of Common Stock owned by Brantley Venture Partners II, L.P. Robert P. Pinkas, a Director of the Company, is a general partner of Pinkas Family Partners, L.P., the general partner of each of Brantley Venture Management, L.P. and Brantley Venture Management II, the general partners, respectively of Brantley Venture Partners, L.P. and Brantley Venture Partners II, L.P. Includes 5,000 shares of Common Stock purchasable upon the exercise of stock options issued to Mr. Pinkas.

(5) Does not include 5,333 shares of Common Stock owned by Montgomery Associates, 1992 L.P.

(6) Includes 123,500 shares of Common Stock purchasable upon the exercise of stock options.

(7) Excludes 39,000 shares of Common Stock owned by Case Western Reserve University of which Mr. Ford is past Chairman of the Board of Trustees and as to which he shares voting and investment power. Mr. Ford disclaims any beneficial interest in such shares.

(8) Includes 2,750 shares of Common Stock purchasable upon the exercise of stock options.

(9) Includes 3,600 shares of Common Stock purchasable upon the exercise of stock options.

(10) Includes 3,600 shares of Common Stock purchasable upon the exercise of stock options.

(11) Includes 38,250 shares of Common Stock purchasable upon the exercise of stock options.

(12) Includes 12,500 shares of Common Stock purchasable upon the exercise of stock options.

(13) Includes 18,500 shares of Common Stock purchasable upon the exercise of stock options.

(14) Includes 15,750 shares of Common Stock purchasable upon the exercise of stock options.

(15) Includes 85,000 shares of Common Stock purchasable upon the exercise of stock options by the executive officers of the Company who are not directors.

                              SELLING STOCKHOLDERS


     The Selling Stockholders listed in the following table are offering the number of shares of Common Stock shown opposite their names. Certain existing stockholders have the right to join in this offering pursuant to registration rights granted by the Company in an amount not to exceed 25% of the aggregate shares of Common Stock offered hereby. Certain of these stockholders have not yet informed the Company that they do not intend to exercise such rights. The amounts shown as being beneficially owned by the Selling Stockholders (including such ownership as may be attributed to such Selling Stockholders) prior to the offering are as of May 15, 1996.



                                          SHARES OF                                      SHARES OF
                                        COMMON STOCK                                    COMMON STOCK
                                     BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                    PRIOR TO THE OFFERING    NUMBER OF SHARES OF     AFTER THE OFFERING
                                    ---------------------       COMMON STOCK        --------------------
     NAME OF BENEFICIAL OWNER       NUMBER     PERCENTAGE      OFFERED HEREBY       NUMBER    PERCENTAGE
- ----------------------------------  -------    ----------    -------------------    ------    ----------
Olive B. Cole Foundation, Inc. ...   10,810       0.15%             10,810              0          --
Nancy J. Blay.....................   10,810       0.15%             10,810              0          --
Richard W. Pogue as Trustee
  to the Richard W. Pogue Trust...   10,810       0.15%              5,810          5,000        0.06%
McDonald & Co. Securities, Inc. as
  Custodian for Jeffrey Kryvicky
  IRA.............................   10,810       0.15%             10,810              0          --
George P. Supp....................    5,405       0.07%              2,500          2,905        0.03%
John C. Kane......................   10,810       0.15%             10,810              0          --
Mellon Bank, N.A. as Trustee for
  the Bell Atlantic Master Pension
  Trust...........................  144,783       1.98%            129,668          15,115       0.17%
Bost & Co. .......................   54,888       0.75%             49,156          5,732        0.07%
Iceship & Co. ....................   17,671       0.24%             15,836          1,835        0.02%
Northern Trust Co. as Trustee for
  the Illinois Municipal
  Retirement Fund.................    4,236       0.06%              3,790            446        0.01%

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Company has 7,311,036 shares of Common Stock issued and outstanding held of record, as of May 8, 1996, by approximately 200 stockholders of record and no shares of Preferred Stock issued and outstanding.


     Prior to the consummation of the initial public offering, the authorized capital stock of the Company consisted of 47,200,000 shares of Common Stock; 450,000 shares of Class A Common Stock; and 62,900,000 shares of Existing Preferred Stock. Of the Existing Preferred Stock, 2,000,000 shares have been designated as Series A Preferred Stock; 2,000,000 shares have been designated as Series A-1 Preferred Stock; 2,250,000 shares have been designated as Series B Preferred Stock; 2,250,000 shares have been designated as Series B-1 Preferred Stock; 11,000,000 shares have been designated as Series C Preferred Stock; 11,000,000 shares have been designated as Series C-1 Preferred Stock; 9,000,000 shares have been designated as Series D Preferred Stock; 9,000,000 shares have been designated as Series D-1 Preferred Stock; 1,200,000 shares have been designated as Series E Preferred Stock; 1,200,000 shares have been designated as Series E-1 Preferred Stock; 6,000,000 have been designated as Series F Preferred Stock; and 6,000,000 have been designated as Series F-1 Preferred Stock, (collectively, the "Existing Preferred Stock").

     On October 17, 1995, an amendment to the Company's Certificate of Incorporation (the "Certificate Amendment") was filed to effect a five-for-one reverse stock split of the Company's Common Stock (the "Stock Split"). Pursuant to the terms of the then existing Certificate of Incorporation and with the approval of its stockholders, each share of Class A Common Stock and Existing Preferred Stock outstanding immediately prior to the initial public offering was converted at conversion rates adjusted for the five-for-one reverse Stock split, into shares of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any holders of any outstanding Preferred Stock. The shares of Common Stock have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have the right to vote cumulatively in the election of Directors. The Board of Directors is classified into three classes. See "Management--Directors and Executive Officers." The outstanding shares of capital stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

     Under the Second Restated Certificate, the Directors are authorized, without further action by the stockholders, to issue, from time to time, Preferred Stock in one or more series and to fix or alter the voting powers, designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative, conversion rights, if any, rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any unissued shares or wholly unissued series of Preferred Stock. In addition, the Directors may establish the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. The issuance of Preferred Stock may adversely affect the voting rights and other rights of the holders of Common Stock. Upon the consummation of the Offering, the Company will not have any issued and outstanding Preferred Stock and has no present plans to issue any Preferred Stock.

CERTAIN CHARTER PROVISIONS AND DELAWARE LAW

     Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the business combination or the acquisition of shares which resulted in the interested stockholder becoming such was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or
(iii) the business combination was approved by the board of directors of the corporation and ratified by holders of 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years.

     The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as any stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.

     The Company's Second Restated Certificate also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a meeting of stockholders and may not be effected by written consent. In addition, the By-Laws permit special meetings of stockholders to be called only by the Board of Directors, the Chairman or the President. As provided for in the Company's Second Restated Certificate and By-Laws, the Company's By-Laws may be amended by the Board of Directors or the affirmative vote of at least 66 2/3% of the Company's then outstanding shares having voting power thereon. In addition, except as previously discussed in the preceding paragraphs, the affirmative vote of the holders of at least a majority of such shares is required to approve a merger, sale of assets or other corporate transaction required to be submitted to the stockholders for approval under Delaware law. See "Risk Factors--Anti-Takeover Provisions."

     It is possible that these provisions, as well as the classification of the Board of Directors of the Company provided for in the Certificate and the ability of the Board of Directors to issue Preferred Stock may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Common Stock, or may delay changes in control or management of the Company. See "Risk Factors--Anti-Takeover Provisions."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     The Company's Second Restated Certificate contains provisions indemnifying directors and officers of the Company to the fullest extent permitted by law. In addition, the Second Restated Certificate contains provisions limiting the personal liability of directors to the Company or stockholders to the fullest extent permitted by law.

TRANSFER AGENT AND REGISTRAR

     The Company's Transfer Agent and Registrar is KeyCorp Shareholder Services, Inc., Cleveland, Ohio.

REGISTRATION RIGHTS

     As a part of its equity financing arrangements, the Company has entered into an agreement with the holders of its Existing Preferred Stock and Class A Common Stock (the "Rights Agreement"). Under the terms of the Rights Agreement, if the Company proposes to register any of its securities under the Act, either for its own account or the account of other security holders exercising registration rights, the holders of Common Stock resulting from the conversion of Existing Preferred Stock, Class A Common and Series D and Series E warrants are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration ("Piggy-Back Registration"). In addition, the holders of at least 50% of the Common Stock resulting from the conversion of the Existing Preferred Stock and Class A Common (the "Registerable Securities") may require the Company on not more than three occasions to file a registration statement under the Act with respect to their shares of Common Stock ("Demand Registration"), and the Company is obligated to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, the holders of Common Stock resulting from the conversion of Series C Preferred Stock and Series D Preferred Stock have each been granted the additional right to require the Company to file a registration statement on one occasion subject to certain conditions. Any holder of Registerable Securities may require the Company to file a resale registration statement on Form S-3, subject to certain conditions and limitations ("S-3 Registration").

     The Company has also issued certain warrants for the issuance of Common Stock which contain certain registration rights (the "Common Warrants"). Under the Common Warrants, the warrantholder is granted Piggy-Back Registration rights substantially similar to those granted by the Rights Agreement, except that if the underwriters determine that the number of Registerable Securities must be limited, the Registerable Securities held by the parties to the Rights Agreement will have priority over Registerable Securities held by the holders of the Common Warrants. The Common Warrants do not enable the holder upon conversion of the warrant to demand registration of the shares.

     The Company has also entered into a consulting agreement with a certain party which includes, among other provisions, the grant of certain stock options. As a part of that agreement, the Company has agreed to register those shares at the time of any public offering but not later than the time at which the first shares are registered for any member of management.

                              PLAN OF DISTRIBUTION

     The Common Stock is being offered for sale by the Company and the Selling Stockholders on a best efforts, all or none basis, principally to selected institutional investors, including current institutional holders of the Company's Common Stock. Vector Securities International, Inc., Montgomery Securities and McDonald & Company Securities, Inc. (the "Placement Agents") have been retained to act as exclusive agents for the Company in connection with the arrangement of offers and sales of the Common Stock on a best efforts basis.

     The Placement Agents are not obligated, nor do they intend to purchase any of the Common Stock. It is anticipated that the Placement Agents will obtain indications of interest from potential investors for the amount of the offering and that effectiveness of the Registration Statement will not be requested and no investor funds will be accepted until indications of interest have been received for the amount of the offering. Confirmations and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. No investor funds will be accepted prior to effectiveness of the Registration Statement.

     After the Registration Statement is declared effective and prior to the closing, all investor funds will promptly be placed in escrow with Citibank, N.A., as escrow agent (the "Escrow Agent"), in an escrow account established for the benefit of the investors. The Escrow Agent will invest such funds in accordance with Rule 15c2-4 promulgated under the Exchange Act. Prior to the closing, the Escrow Agent will advise the Company that payment for the purchase of the Common Stock has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of such notice, the Company will deposit with the Depository Trust Corporation the shares of the Common Stock to be credited to the respective accounts of the investors. Investor funds will be collected by the Company through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the escrow account will promptly be returned.

     The Company has agreed to pay to the Placement Agents a fee equal to 6.0% of the proceeds of the offering and to reimburse them in the aggregate for expenses incurred by them in connection with such offering, in an amount up to $100,000 in the aggregate.

     The Company and the Selling Stockholders have also agreed to indemnify the Placement Agents against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Placement Agents may be required to make in respect thereof.

     The Company's executive officers, directors and certain stockholders of the Company who will upon completion of this offering collectively hold an aggregate of 1,292,592 shares of Common Stock have agreed, along with the Company, that for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Vector Securities International, Inc., directly or indirectly, offer for sale, sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock or other equity security, except pursuant to the Placement Agency Agreement and except that the Company may grant stock options, or issue shares upon the exercise of options or warrants previously granted.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Certain partners of Jones, Day, Reavis & Pogue are limited partners of Venture Capital Partners Ltd. II ("VCP"). VCP is a limited partner of Morgenthaler Venture Partners II, a stockholder of the Company. See "Principal Stockholders." Certain legal matters will be passed on for the Placement Agents by Stroock & Stroock & Lavan, New York, New York.

                                    EXPERTS


     The consolidated financial statements of Gliatech Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The statements relating to U.S. patent rights, in the sections captioned "Risk Factors -- Patents, Licenses and Proprietary Rights" and
"Business -- Patents, Trademarks and Trade Secrets," except for those statements relating to the additional series of histamine H(3) receptor antagonist compounds and to the histamine H(3) receptor agonist compounds, will be passed upon by Pennie & Edmonds, New York, New York.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS


                                                                                      PAGE
                                                                                    --------
Report of Independent Auditors......................................................    F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31, 1996
  (unaudited).......................................................................    F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995, for the three months ended March 31, 1995 and 1996 (unaudited) and for the period from inception of operations (August 31, 1988) through March 31, 1996
  (unaudited).......................................................................    F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1989, 1990, 1991, 1992, 1993, 1994 and 1995 (the years ended December
  31, 1989, 1990, 1991 and 1992 are not covered by the Report of Independent
  Auditors); and for the three months ended March 31, 1996 (unaudited)..............    F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, for the three months ended March 31, 1995 and 1996 (unaudited) and for the period from inception of operations (August 31, 1988) through March 31, 1996
  (unaudited).......................................................................    F-8
Notes to Consolidated Financial Statements..........................................    F-9

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
  Gliatech Inc.


     We have audited the accompanying consolidated balance sheets of Gliatech Inc. and Subsidiaries (a development stage enterprise) as of December 31, 1994 and 1995, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gliatech Inc. and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

January 26, 1996
Cleveland, Ohio

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS


                                                               DECEMBER 31
                                                        --------------------------     MARCH 31
                                                           1994           1995           1996
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $   719,666    $20,780,360    $20,696,208
  Short-term investments..............................    3,951,162      2,242,941         28,165
  Accounts receivable.................................       86,340        138,428        177,290
  Government grants receivable........................       22,891         74,060         44,758
  Inventory...........................................      150,255        417,659        396,456
  Prepaid expenses and other..........................      174,700        272,340        438,396
                                                        -----------    -----------    -----------
          Total current assets........................    5,105,014     23,925,788     21,781,273
Property and equipment, net...........................      573,771        566,961        656,961
Other assets, net.....................................    1,037,541        853,187        873,060
                                                        -----------    -----------    -----------
          TOTAL ASSETS................................  $ 6,716,326    $25,345,936    $23,311,294
                                                         ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Demand note from bank...............................  $   400,000    $   400,000             --
  Accounts payable and other accrued expenses.........      893,294      1,045,785    $   700,806
  Accrued compensation................................      184,375        252,053         24,999
  Accrued clinical trial costs........................      558,731        186,558        442,114
  Current portion of capital lease obligations........       43,228             --             --
  Deferred research contract revenue..................    1,514,509        279,095         58,900
                                                        -----------    -----------    -----------
          Total current liabilities...................    3,594,137      2,163,491      1,226,819
Stockholders' equity:
  Convertible Preferred Stock, issuable in series,
     $.01 par value:
     Authorized shares--50,900,000 at December 31,
       1994...........................................
     Issued and outstanding shares--15,555,786 at
       December 31, 1994 aggregate liquidation
       preference $29,600,284.........................      155,559             --             --
  Preferred stock, $.01 par value:
     Authorized shares--5,000,000, none issued and
       outstanding at December 31, 1995 and March 31,
       1996
  Convertible Class A Common Stock, $.01 par value:
     Authorized, issued and outstanding
       shares--450,000................................        4,500             --             --
  Common Stock, $.01 par value:
     Authorized shares--8,240,000 at December 31, 1994
       and 30,000,000 at December 31, 1995 and March
       31, 1996; Issued and outstanding shares--82,943
       at December 31, 1994, 7,297,865 at December 31,
       1995 and 7,310,786 at March 31, 1996...........          829         72,978         73,107
  Additional paid-in capital..........................   25,780,653     50,886,788     50,959,970
  Deferred compensation...............................      (51,003)       (23,111)       (17,280)
  Deficit accumulated during the development stage....  (22,768,349)   (27,754,210)   (28,931,322)
                                                        -----------    -----------    -----------
          Total stockholders' equity..................    3,122,189     23,182,445     22,084,475
                                                        -----------    -----------    -----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY....................................  $ 6,716,326    $25,345,936    $23,311,294
                                                         ==========     ==========     ==========


                See notes to consolidated financial statements.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                                   PERIOD FROM
                                                                                                                  INCEPTION OF
                                                                                      THREE MONTHS ENDED           OPERATIONS
                                              YEAR ENDED DECEMBER 31                       MARCH 31             (AUGUST 31, 1988)
                                     -----------------------------------------    --------------------------    THROUGH MARCH 31,
                                        1993           1994           1995           1995           1996              1996
                                     -----------    -----------    -----------    -----------    -----------    -----------------
                                                                                         (UNAUDITED)               (UNAUDITED)
REVENUES
Government grants..................  $   302,315    $   140,903    $   254,705    $    47,989    $    38,319      $   1,006,518
Research contracts and licensing
  fees.............................           --        917,691      2,216,668        481,251        714,435          3,848,794
Product sales......................           --         86,340        182,233             --         76,346            344,919
                                     -----------    -----------    -----------    -----------    -----------    -----------------
       Total revenues..............      302,315      1,144,934      2,653,606        529,240        829,100          5,200,231
OPERATING COSTS AND EXPENSES
Research and development...........    4,441,280      4,657,682      5,229,743      1,187,321      1,500,634         22,610,567
Selling, general and
  administrative...................    1,674,281      2,365,395      2,599,290        518,161        778,896         10,887,818
Depreciation and amortization......      312,055        272,221        170,395         47,139         31,684          1,307,105
                                     -----------    -----------    -----------    -----------    -----------    -----------------
       Total operating costs and
          expenses.................    6,427,616      7,295,298      7,999,428      1,752,621      2,311,214         34,805,490
                                     -----------    -----------    -----------    -----------    -----------    -----------------
Loss from operations...............   (6,125,301)    (6,150,364)    (5,345,822)    (1,223,381)    (1,482,114)       (29,605,259)
Interest income, net...............      211,465         97,794        359,961         38,332        305,002          1,612,959
                                     -----------    -----------    -----------    -----------    -----------    -----------------
       NET LOSS....................  $(5,913,836)   $(6,052,570)   $(4,985,861)   $(1,185,049)   $(1,177,112)     $ (27,992,300)
                                      ==========     ==========     ==========     ==========     ==========    ================
Net loss per common share (pro forma in 1994 and
  1995).........................................    $     (1.30)   $      (.91)   $     (0.24)   $     (0.16)
                                                     ==========     ==========     ==========     ==========
Shares used for purposes of computing net loss
  per
  common share..................................      4,651,616      5,497,351      4,928,755      7,305,441
                                                     ==========     ==========     ==========     ==========


                See notes to consolidated financial statements.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


 (INFORMATION FOR THE PERIOD FROM AUGUST 31, 1988 THROUGH DECEMBER 31, 1992 IS
                NOT COVERED BY THE INDEPENDENT AUDITORS' REPORT)

                                                      CONVERTIBLE PREFERRED           CONVERTIBLE CLASS A             COMMON
                                                              STOCK                       COMMON STOCK                STOCK
                                                     -----------------------    --------------------------------    ----------
                                                      NUMBER OF                 NUMBER OF                CONTRA     NUMBER OF
                                                       SHARES      PAR VALUE      SHARES     PAR VALUE   ACCOUNT      SHARES
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at August 31, 1988.........................            0   $      0             0     $     0    $    0             0
Issuance of Redeemable Convertible Series A
 Preferred Stock at $1.44 per share................    1,806,667     18,067
Stock award of Convertible Class A Common Stock....                               450,000       4,500    (1,683 )
Accretion of Redeemable Convertible Series A
 Preferred Stock...................................
Amortization of contra account.....................                                                         140
Net loss--1988.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1988.......................    1,806,667     18,067       450,000       4,500    (1,543 )
Accretion of Redeemable Convertible Series A
 Preferred Stock...................................
Amortization of contra account.....................                                                         561
Net loss--1989.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1989.......................    1,806,667     18,067       450,000       4,500      (982 )
Issuance of Redeemable Convertible Series B
 Preferred Stock at $2.16 per share................    1,467,593     14,676
Accretion of Redeemable Convertible Series A
 Preferred Stock...................................
Amortization of contra account.....................                                                         561
Net loss--1990.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1990.......................    3,274,260     32,743       450,000       4,500      (421 )
Issuance of Convertible Series B Preferred Stock at
 $2.16 per share, net of expense...................      615,741      6,157
Exercise of stock options at $.35 per share........                                                                    12,700
Amortization of contra account.....................                                                         421
Compensation related to grant of stock options.....
Net loss--1991.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1991.......................    3,890,001     38,900       450,000       4,500         0        12,700


                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                                                 ADDITIONAL                     DURING THE        TOTAL

                                                                   PAID-IN        DEFERRED     DEVELOPMENT    STOCKHOLDERS'

                                                     PAR VALUE     CAPITAL      COMPENSATION      STAGE          EQUITY

                                                     ---------   -----------    ------------   ------------   -------------

                                                     <
Balance at August 31, 1988.........................   $     0    $         0      $      0     $         0    $          0

Issuance of Redeemable Convertible Series A
 Preferred Stock at $1.44 per share................                2,583,535                                     2,601,602

Stock award of Convertible Class A Common Stock....                                                                  2,817

Accretion of Redeemable Convertible Series A
 Preferred Stock...................................                  111,200                      (111,200 )             0

Amortization of contra account.....................                                                                    140

Net loss--1988.....................................                                               (294,123 )      (294,123 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1988.......................                2,694,735                      (405,323 )     2,310,436

Accretion of Redeemable Convertible Series A
 Preferred Stock...................................                  448,422                      (448,422 )             0

Amortization of contra account.....................                                                                    561

Net loss--1989.....................................                                               (802,926 )      (802,926 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1989.......................                3,143,157                    (1,656,671 )     1,508,071

Issuance of Redeemable Convertible Series B
 Preferred Stock at $2.16 per share................                3,155,324                                     3,170,000

Accretion of Redeemable Convertible Series A
 Preferred Stock...................................                  379,400                      (379,400 )             0

Amortization of contra account.....................                                                                    561

Net loss--1990.....................................                                             (1,855,903 )    (1,855,903 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1990.......................                6,677,881                    (3,891,974 )     2,822,729

Issuance of Convertible Series B Preferred Stock at
 $2.16 per share, net of expense...................                1,309,630                                     1,315,787

Exercise of stock options at $.35 per share........       127          4,318                                         4,445

Amortization of contra account.....................                                                                    421

Compensation related to grant of stock options.....                  130,250       (81,250)                         49,000

Net loss--1991.....................................                                             (2,829,868 )    (2,829,868 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1991.......................       127      8,122,079       (81,250)     (6,721,842 )     1,362,514


                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)


    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY -- CONTINUED


                                                      CONVERTIBLE PREFERRED           CONVERTIBLE CLASS A             COMMON
                                                              STOCK                       COMMON STOCK                STOCK
                                                     -----------------------    --------------------------------    ----------
                                                      NUMBER OF                 NUMBER OF                CONTRA     NUMBER OF
                                                       SHARES      PAR VALUE      SHARES     PAR VALUE   ACCOUNT      SHARES
                                                     -----------   ---------    ----------   ---------   -------    ----------
Issuance of Convertible Series C Preferred Stock at
 $1.50 per share, net of expense...................    8,245,784     82,459
Exercise of stock options at $.35 per share........                                                                     2,000
Issuance of stock bonus............................                                                                    18,000
Compensation related to grant of stock options.....
Net loss--1992.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1992.......................   12,135,785    121,359       450,000       4,500                  32,700
Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................                                                                     2,630
Issuance of stock bonus............................                                                                    18,200
Issuance of Common Stock...........................                                                                    22,000
Compensation related to grant of stock options.....
Net loss--1993.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1993.......................   12,135,785    121,359       450,000       4,500                  75,530
Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................                                                                       135
Issuance of Convertible Series D Preferred Stock
 and warrants at $1.50 per share, net of expense...    2,420,001     24,200
Issuance of stock bonus............................                                                                     6,598
Issuance of Common Stock...........................                                                                       680
Issuance of Convertible Series E Preferred Stock
 and warrants at $1.50 per share, net of expense...    1,000,000     10,000
Compensation related to grant of stock options.....
Net loss--1994.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1994.......................   15,555,786    155,559       450,000       4,500                  82,943
Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................                                                                    13,850
Redemption of Common Stock.........................                                                                    (4,040)
Issuance of Convertible Series F Preferred Stock at
 $1.85 per share, net of expense...................    2,702,703     27,027
Issuance of stock bonus............................                                                                    12,092
Issuance of Common Stock...........................                                                                    12,061
Issuance of Common Stock in initial public
 offering, net of expense..........................                                                                 2,300,000
Conversion of Preferred Stock and Class A Common
 Stock.............................................  (18,258,489)  (182,586 )    (450,000)     (4,500)              4,718,015


                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                                                 ADDITIONAL                     DURING THE        TOTAL

                                                                   PAID-IN        DEFERRED     DEVELOPMENT    STOCKHOLDERS'

                                                     PAR VALUE     CAPITAL      COMPENSATION      STAGE          EQUITY

                                                     ---------   -----------    ------------   ------------   -------------

                                                     <
Issuance of Convertible Series C Preferred Stock at
 $1.50 per share, net of expense...................               12,237,689                                    12,320,148

Exercise of stock options at $.35 per share........        20            680                                           700

Issuance of stock bonus............................       180         67,320                                        67,500

Compensation related to grant of stock options.....                  116,740        (29,413)                        87,327

Net loss--1992.....................................                                             (4,080,101 )    (4,080,101 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1992.......................       327     20,544,508     $ (110,663)   (10,801,943 )     9,758,088

Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................        26          3,295                                         3,321

Issuance of stock bonus............................       182        136,318                                       136,500

Issuance of Common Stock...........................       220        164,780                                       165,000

Compensation related to grant of stock options.....                   (3,987)        31,961                         27,974

Net loss--1993.....................................                                             (5,913,836 )    (5,913,836 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1993.......................       755     20,844,914        (78,702)   (16,715,779 )     4,177,047

Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................         1            289                                           290

Issuance of Convertible Series D Preferred Stock
 and warrants at $1.50 per share, net of expense...                3,402,228                                     3,426,428

Issuance of stock bonus............................        66         49,434                                        49,500

Issuance of Common Stock...........................         7          5,093                                         5,100

Issuance of Convertible Series E Preferred Stock
 and warrants at $1.50 per share, net of expense...                1,479,500                                     1,489,500

Compensation related to grant of stock options.....                     (805)        27,699                         26,894

Net loss--1994.....................................                                             (6,052,570 )    (6,052,570 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1994.......................       829     25,780,653        (51,003)   (22,768,349 )     3,122,189

Exercise of stock options at $.35, $1.25 and $3.35
 per share.........................................       139         34,499                                        34,638

Redemption of Common Stock.........................       (40)       (30,295)                                      (30,335 )

Issuance of Convertible Series F Preferred Stock at
 $1.85 per share, net of expense...................                4,626,062                                     4,653,089

Issuance of stock bonus............................       120         90,567                                        90,687

Issuance of Common Stock...........................       121        102,390                                       102,511

Issuance of Common Stock in initial public
 offering, net of expense..........................    23,000     19,646,134                                    19,669,134

Conversion of Preferred Stock and Class A Common
 Stock.............................................    47,180        139,906                                             0


Exercise of stock warrants.........................                                                                   162,944
Compensation related to grant of stock options.....
Net loss--1995.....................................
                                                     -----------   ---------    ----------   ---------   -------    ----------
Balance at December 31, 1995.......................            0   $      0             0     $     0    $    0     7,297,865

Exercise of stock warrants.........................     1,629        498,372                                       500,001

                                                     <
Compensation related to grant of stock options.....                   (1,500)        27,892                         26,392

Net loss--1995.....................................                                             (4,985,861 )    (4,985,861 )

                                                     ---------   -----------    ------------   ------------   -------------

Balance at December 31, 1995.......................   $72,978    $50,886,788     $  (23,111)   $(27,754,210)  $ 23,182,445


                See notes to consolidated financial statements.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)


    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY -- CONTINUED


                                                      CONVERTIBLE PREFERRED           CONVERTIBLE CLASS A             COMMON
                                                              STOCK                       COMMON STOCK                STOCK
                                                     -----------------------    --------------------------------    ----------
                                                      NUMBER OF                 NUMBER OF                CONTRA     NUMBER OF
                                                       SHARES      PAR VALUE      SHARES     PAR VALUE   ACCOUNT      SHARES
                                                     -----------   ---------    ----------   ---------   -------    ----------
Unaudited:
Exercise of stock options at $7.50 per share.......                                                                     2,875
Issuance of stock bonus............................                                                                     6,088
Exercise of stock warrants.........................                                                                     3,958
Compensation related to grant of stock options.....
Net loss--three months ended March 31, 1996........
                                                     -----------   ---------    ----------   ---------   -------    ----------
BALANCE AT MARCH 31, 1996 (UNAUDITED)..............            0   $      0             0     $     0    $    0     7,310,786
                                                     ===========   ===========  ===========  =========== =========  ===========


                                                                                                 DEFICIT
                                                      COMMON                                   ACCUMULATED
                                                       STOCK      ADDITIONAL                    DURING THE        TOTAL
                                                     ---------     PAID-IN        DEFERRED     DEVELOPMENT    STOCKHOLDERS'
                                                     PAR VALUE     CAPITAL      COMPENSATION      STAGE          EQUITY
                                                     ---------   -----------    ------------   ------------   -------------

Unaudited:
Exercise of stock options at $7.50 per share.......        29         21,533                                        21,562
Issuance of stock bonus............................        61         51,688                                        51,749
Exercise of stock warrants.........................        39            (39)                                            0
Compensation related to grant of stock options.....                                   5,831                          5,831
Net loss--three months ended March 31, 1996........                                             (1,177,112)     (1,177,112)
                                                      -------    -----------     ----------    ------------   ------------
BALANCE AT MARCH 31, 1996 (UNAUDITED)..............   $73,107    $50,959,970     $  (17,280)   $(28,931,322)  $ 22,084,475
                                                      =======    ===========     ==========    ============   ============




                See notes to consolidated financial statements.

                         GLIATECH INC. AND SUBSIDIARIES


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED DECEMBER 31
                                                                          -------------------------------------------
                                                                             1993            1994            1995
                                                                          -----------     -----------     -----------
OPERATING ACTIVITIES
Net loss...............................................................   $(5,913,836)    $(6,052,570)    $(4,985,861)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization........................................       312,055         272,221         170,395
  Loss on disposal of equipment........................................
  Compensation from issuance of stock and stock options................        27,974          26,894          72,303
  Changes in operating assets and liabilities:
    Accounts receivable................................................                       (86,340)        (52,088)
    Inventory..........................................................                      (440,255)         22,596
    Government grants receivable and other assets......................      (156,664)        423,579        (148,809)
    Accounts payable and other accrued expenses........................       368,499        (128,062)        152,491
    Deferred contract research revenue.................................                     1,514,509      (1,235,414)
    Other liabilities..................................................       464,750         309,355        (213,808)
                                                                          -----------     -----------     -----------
Net cash used in operating activities..................................    (4,897,222)     (4,160,669)     (6,218,195)
INVESTING ACTIVITIES
Sale (purchase) of investments, net....................................     4,694,992          48,838       1,708,221
Payment for patent rights and trademarks...............................      (198,497)       (262,943)       (117,622)
Payment of organization costs..........................................
Purchase of property and equipment.....................................      (245,161)       (124,345)       (151,609)
                                                                          -----------     -----------     -----------
Net cash provided by (used in) investing activities....................     4,251,334        (338,450)      1,438,990
FINANCING ACTIVITIES
Proceeds from demand note from bank....................................        91,816         100,000
Principal payments on capital lease obligations........................      (118,224)       (123,494)        (43,228)
Proceeds from sale and leaseback.......................................
Proceeds from issuance of Preferred Stock, net.........................                     4,915,928       4,653,089
Proceeds from issuance of Common Stock, net............................       165,000           5,100      19,669,134
Proceeds from exercise of stock options................................         3,321             290          60,903
Proceeds from exercise of warrants.....................................                                       500,001
                                                                          -----------     -----------     -----------
Net cash provided by financing activities..............................       141,913       4,897,824      24,839,899
                                                                          -----------     -----------     -----------
(Decrease) increase in cash and cash equivalents.......................      (503,975)        398,705      20,060,694
Cash and cash equivalents at beginning of year/period..................       824,936         320,961         719,666
                                                                          -----------     -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD........................   $   320,961     $   719,666     $20,780,360
                                                                          ===========     ===========     ===========

                                                                                                            PERIOD FROM

                                                                                                           INCEPTION OF

                                                                             THREE MONTHS ENDED             OPERATIONS

                                                                                  MARCH 31               (AUGUST 31, 1988)

                                                                         ---------------------------     THROUGH MARCH 31,

                                                                            1995            1996               1996

                                                                         -----------     -----------     -----------------

                                                                          <
OPERATING ACTIVITIES
Net loss...............................................................  $(1,185,049)    $(1,177,112)      $ (27,992,300)

Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization........................................       47,139          31,684           1,310,062

  Loss on disposal of equipment........................................            0               0             102,000

  Compensation from issuance of stock and stock options................        7,401           5,831             269,329

  Changes in operating assets and liabilities:
    Accounts receivable................................................            0         (38,862)           (177,290)

    Inventory..........................................................      (33,575)         21,203            (396,456)

    Government grants receivable and other assets......................       18,941        (136,754)           (338,968)

    Accounts payable and other accrued expenses........................     (412,367)       (520,284)            514,806

    Deferred contract research revenue.................................     (481,250)       (220,195)             58,900

    Other liabilities..................................................     (185,972)        255,556           1,049,049

                                                                         -----------     -----------     -----------------

Net cash used in operating activities..................................   (2,224,732)     (1,778,933)        (25,600,868)

INVESTING ACTIVITIES
Sale (purchase) of investments, net....................................    3,948,670       2,214,776             (28,165)

Payment for patent rights and trademarks...............................      (30,049)        (22,867)         (1,066,983)

Payment of organization costs..........................................            0               0            (139,779)

Purchase of property and equipment.....................................      (35,967)       (118,690)         (1,384,537)

                                                                         -----------     -----------     -----------------

Net cash provided by (used in) investing activities....................    3,882,654       2,073,219          (2,619,464)

FINANCING ACTIVITIES
Proceeds from demand note from bank....................................            0        (400,000)                  0

Principal payments on capital lease obligations........................      (16,421)              0            (565,601)

Proceeds from sale and leaseback.......................................            0               0              75,131

Proceeds from issuance of Preferred Stock, net.........................            0               0          28,976,554

Proceeds from issuance of Common Stock, net............................        1,627               0          19,839,234

Proceeds from exercise of stock options................................                       21,562              91,221

Proceeds from exercise of warrants.....................................            0               0             500,001

                                                                         -----------     -----------     -----------------

Net cash provided by financing activities..............................      (14,794)       (378,438)         48,916,540

                                                                         -----------     -----------     -----------------

(Decrease) increase in cash and cash equivalents.......................    1,643,128         (84,152)         20,696,208

Cash and cash equivalents at beginning of year/period..................      719,666      20,780,360                   0

                                                                         -----------     -----------     -----------------

CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD........................  $ 2,362,794     $20,696,208       $  20,696,208

                                                                         ===========     ===========     =================



                See notes to consolidated financial statements.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

              (INFORMATION WITH RESPECT TO MARCH 31, 1996 AND THE


            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)


A.  BACKGROUND AND ACCOUNTING POLICIES

BACKGROUND

     Gliatech Inc. is engaged in the development and commercialization of medical devices designed to inhibit excess surgical scarring and adhesion following surgery. In addition, Gliatech Inc. is pursuing the development of drug candidates for the treatment of certain nervous system disorders, including Alzheimer's disease, and cognitive disorders. Gliatech Inc. began operations on August 31, 1988 and is currently in the development stage, as operations consist primarily of research and development expenditures, and significant revenues from planned principal operations have not yet been realized. Product sales consist of initial inventory stocking orders for several European distributors.

     The consolidated financial statements reflect the financial position and results of operations of Gliatech Inc. and its wholly-owned subsidiaries (the Company). Intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of the Company's cash equivalents approximates fair value due to the short maturity of those investments. Cash equivalents are primarily in commercial paper.

INVESTMENTS

     Investments are stated at cost which approximates fair value due to the short maturity of those investments. Investments are primarily in U.S. Treasury securities.

INVENTORY

     Inventory is stated at the lower of cost or market, consists primarily of raw materials, and is valued using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Laboratory and office equipment and leasehold improvements are depreciated on the straight-line basis over the shorter of the lease period or the estimated useful life (5 to 10 years).

PATENT RIGHTS AND TRADEMARKS

     Patent rights are amortized on the straight-line basis over the shorter of the estimated useful life of the patented technology or the useful life of the patent, beginning at the time the patent is granted. Costs associated with patents that are abandoned are expensed at the date of abandonment. Trademark costs are amortized on the straight-line basis over the estimated useful life of the trademark, beginning at the time the trademark is granted.

GOVERNMENT GRANTS

     Revenues from government grants are recognized ratably over the period of the grant.

RESEARCH CONTRACTS AND LICENSING FEE REVENUE

     Revenue from the research collaboration agreements are recorded when earned as defined under the terms of the agreements. Periodic research funding payments received which are related to future

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

A. BACKGROUND AND ACCOUNTING POLICIES -- CONTINUED performance are deferred and recognized as income when earned. Licensing fees and other milestone payments are recognized as income when earned.

INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method prescribed by APB No. 11. Prior year's financial statements were not affected and there was no cumulative effect of the adoption.


NET LOSS PER COMMON SHARE (PRO FORMA FOR 1994 AND 1995)


     For 1994, common and common equivalent shares including Series E and F Preferred Stock (all of which converted, according to their terms, upon the completion of the Company's initial public offering--see Note F) issued by the Company and stock options and warrants granted during the twelve-month period immediately preceding the filing of the initial public offering at prices below the initial public offering price have been included in the calculation of the shares used in computing pro forma net loss per common share as if they were outstanding for all of 1994. In addition, common equivalent shares from Series A, B, C and D Preferred Stock (all of which converted, according to their terms, upon the completion of the Company's initial public offering) issued prior to the twelve-month period immediately preceding the filing of the Company's initial public offering are included in the computation of pro forma net loss per common share as if they had been converted on the original date of issuance.

     For 1995, pro forma net loss per common share is computed using the weighted average number of shares of common stock outstanding. However, common and common equivalent shares issued and stock option and warrants granted during the twelve-month period immediately preceding the filing of an initial public offering referred to above, continue to be treated as outstanding for all periods through June 30, 1995 (the latest interim period reported in the initial public offering). Pro forma net loss per common share for periods subsequent to June 30, 1995 is computed in accordance with Accounting Principles Board Opinion No. 15, which does not permit earnings per share to give effect to anti-dilutive securities. Common equivalent shares relating to stock options and warrants are excluded for periods subsequent to June 30, 1995 as their effect is anti-dilutive.


     For the three months ended March 31, 1996, net loss per common share is based on the weighted average number of common shares outstanding. Common equivalent shares relating to stock options and warrants are excluded as their effect is anti-dilutive.


STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and intends to continue to do so.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

B.  PROPERTY AND EQUIPMENT

     Property and equipment consists of:


                                                          DECEMBER 31
                                                   --------------------------
                                                      1994           1995
                                                   ----------     -----------      MARCH 31
                                                                                     1996
                                                                                  -----------
                                                                                  (Unaudited)
     Laboratory equipment........................  $  943,390     $ 1,045,745     $ 1,103,208
     Office equipment............................     127,588         154,698         163,442
     Leasehold improvements......................     394,023         416,167         468,650
                                                   ----------     -----------     -----------
                                                    1,465,001       1,616,610       1,735,300
     Accumulated depreciation and amortization...    (891,230)     (1,049,649)     (1,078,339)
                                                   ----------     -----------     -----------
     PROPERTY AND EQUIPMENT, NET.................  $  573,771     $   566,961     $   656,961
                                                    =========      ==========      ==========


C.  OTHER ASSETS

     Other assets consist of:


                                                           DECEMBER 31
                                                    -------------------------
                                                       1994           1995
                                                    ----------     ----------     MARCH 31,
                                                                                     1996
                                                                                  ----------
                                                                                  (Unaudited)
     Patent rights, net of accumulated
       amortization of $34,768 at December 31,
       1994, $46,744 at December 31, 1995 and
       $49,738 at March 31, 1996..................  $  685,312     $  788,042     $  807,800
     Trademark costs..............................      50,607         53,523         53,638
     Inventory and other..........................     301,622         11,622         11,622
                                                    ----------     ----------     ----------
                                                    $1,037,541     $  853,187     $  873,060
                                                     =========      =========      =========


D.  FINANCING ARRANGEMENTS

     The Company has a line of credit that provides for borrowings up to $1,000,000 at an interest rate of 1% above the bank's insured money market savings account rate. Borrowings outstanding at December 31, 1994 and 1995 were $400,000, which approximates fair value, at interest rates of 3.52% and 3.28%, respectively. Borrowings under the line of credit are secured by an insured money market savings account in the amount of $416,346 at December 31, 1995.

     The Company has entered into capital leases for research equipment. Total interest paid in 1993, 1994 and 1995 amounted to $35,532, $25,015 and $2,133, respectively.

     Rent expense relating to the operating lease of office space was approximately $97,600, $241,000 and $234,000 in 1993, 1994 and 1995,
respectively. Future annual minimum lease commitments at December 31, 1995 are as follows:

          1996.........................................................  $  241,000
          1997.........................................................     250,000
          1998.........................................................     280,000
          1999.........................................................     296,000
          2000.........................................................     296,000
                                                                         ----------
          TOTAL........................................................  $1,363,000
                                                                          =========

E.  INCOME TAXES

     At December 31, 1995, the Company has net operating tax loss carryforwards of approximately $13.3 million for income tax purposes. In addition, the Company has approximately $1.5 million in research and development tax credit carryforwards. Such losses and credit carryforwards may be carried forward to reduce future tax liabilities and expire at various dates between 2003 and 2010. The

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

E.  INCOME TAXES -- CONTINUED
Company has offset the tax benefit of the net operating loss and tax credit carryforwards with a valuation allowance as realization of the benefit is not assured.

     The Company's net deferred tax assets and liabilities consist of the following:


                                                                  1994             1995
                                                              ------------     ------------
     Deferred tax liabilities...............................  $   (235,000)    $   (284,000)
     Deferred tax assets....................................     7,867,000       10,156,000
     Valuation allowance....................................    (7,632,000)      (9,872,000)
                                                              ------------     ------------
     NET DEFERRED TAXES.....................................  $          0     $          0
                                                               ===========      ===========


     The Company's deferred liabilities related primarily to patent costs. The deferred tax assets relate to the following:

                                                                  1994            1995
                                                               -----------     -----------
     Amortization of capitalized research and development
       expenses..............................................  $ 2,890,000     $ 4,080,000
     Research and development tax credit carryforwards.......    1,093,000       1,464,000
     Net operating tax loss carryforwards....................    3,694,000       4,548,000
     Other...................................................      190,000          64,000
                                                               -----------     -----------
                                                               $ 7,867,000     $10,156,000
                                                                ==========      ==========

     Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss and research and development tax credit carryforwards for tax purposes may be subject to an annual limitation if a cumulative change in ownership of more than 50% occurs over a three-year period.

F.  CAPITALIZATION

     On October 24, 1995, the Company consummated an initial public offering of 2,300,000 shares of common stock at an initial public offering price of $9.50 per share (the "Offering"). The Company received net proceeds from the Offering of approximately $19,669,000. In connection with the Offering, an amendment to the Company's Certificate of Incorporation was filed to effect a five-for-one reverse stock split of each share of common stock. All share and per share information in the accompanying financial statements and conversion ratios of all series of Preferred Stock and Class A Common Stock were adjusted to reflect the reverse split. Immediately prior to the consummation of the Offering, all shares of Class A Common Stock and all series of Preferred Stock automatically converted pursuant to the Company's Certificate of Incorporation at applicable conversion rates into a total of 4,718,014 shares of common stock.

     After the conversion and immediately prior to the consummation of the Offering, the Company filed a Restated Certificate of Incorporation which authorized the issuance of 30,000,000 shares of common stock and 5,000,000 shares of Preferred Stock at $.01 par value.

     At December 31, 1995, 1,178,685 shares of common stock are reserved for issuance under the stock option plans, 20,000 shares are reserved for issuance under common stock warrants outstanding for $7.50 per share, and 6,088 shares are reserved for common stock bonuses declared but unissued at December 31, 1995.

     Prior to September 1990, redemption of the Series A Preferred Stock was mandatory. Prior to April 1991, the Series A and B Preferred Stock had redemption privileges. Beginning in April 1991, the Series A and B Preferred Stock were no longer redeemable. During the period the Series A Preferred Stock was mandatorily redeemable, periodic accretion to the redemption price was charged to the deficit accumulated during the development stage.

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

G.  STOCK OPTION PLANS

     As of December 31, 1995, the Company's stock option plans provide for the issuance of options to purchase up to 1,210,000 shares of common stock. The Company has granted options to purchase common stock to certain employees, directors and consultants. Stock option activity consists of the following:


                                                                       OPTIONS OUTSTANDING
                                                        SHARES        ----------------------
                                                       AVAILABLE                  PRICE PER
                                                       FOR GRANT      SHARES        SHARE
                                                      -----------     -------     ----------
     Balance at August 31, 1988
     Authorized.....................................      110,000
     Granted........................................       (7,000)      7,000     $      .35
                                                      -----------     -------     ----------
     Balance at December 31, 1988...................      103,000       7,000            .35
     Granted........................................      (58,000)     58,000            .35
                                                      -----------     -------     ----------
     Balance at December 31, 1989...................       45,000      65,000            .35
     Granted........................................      (17,500)     17,500            .35
                                                      -----------     -------     ----------
     Balance at December 31, 1990...................       27,500      82,500            .35
     Authorized.....................................      110,000
     Granted........................................      (61,600)     61,600       .35-1.25
     Exercised......................................                  (12,700)           .35
     Canceled.......................................        3,300      (3,300)           .35
                                                      -----------     -------     ----------
     Balance at December 31, 1991...................       79,200     128,100       .35-1.25
     Authorized.....................................      340,000
     Granted........................................     (116,650)    116,650      1.25-3.35
     Exercised......................................                   (2,000)           .35
     Canceled.......................................       20,000     (20,000)          1.25
                                                      -----------     -------     ----------
     Balance at December 31, 1992...................      322,550     222,750       .35-3.35
     Granted........................................      (72,000)     72,000           7.50
     Exercised......................................                   (2,630)      .35-3.35
     Canceled.......................................       12,570     (12,570)      .35-7.50
                                                      -----------     -------     ----------
     Balance at December 31, 1993...................      263,120     279,550       .35-7.50
     Granted........................................      (50,200)     50,200           7.50
     Exercised......................................                     (135)      .35-3.35
     Canceled.......................................        2,915      (2,915)      .35-7.50
                                                      -----------     -------     ----------
     Balance at December 31, 1994...................      215,835     326,700       .35-7.50
     Authorized.....................................      650,000
     Granted........................................     (464,700)    464,700      7.50-9.50
     Exercised......................................                  (13,850)      .35-3.35
     Canceled.......................................       11,850     (11,850)     1.25-3.35
                                                      -----------     -------     ----------
     BALANCE AT DECEMBER 31, 1995...................      412,985     765,700     $ .35-9.50
                                                      -----------     -------     ----------
     Unaudited:
       Granted......................................       (2,000)      2,000           8.63
       Exercised....................................                   (2,875)          7.50
       Canceled.....................................
                                                      -----------     -------     ----------
     BALANCE AT MARCH 31, 1996......................      410,985     764,825     $ .35-9.50
                                                       ==========     =======      =========

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

G.  STOCK OPTION PLANS -- CONTINUED

     Options generally vest over a four or five-year period and at December 31, 1995, options for 228,868 shares of common stock are exercisable (267,003 at March 31, 1996). The weighted average exercise price of the options outstanding is $6.35 at December 31, 1995 ($6.10 at March 31, 1996). For certain options granted, the Company recognizes as compensation expense the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of such options over the aggregate exercise price of the options at the time of grant. The compensation expense is amortized over the vesting period of each option. In May 1991, all previously issued options with an exercise price of $.70 were canceled and reissued at an exercise price of $.35.


H.  RESEARCH COLLABORATION AGREEMENTS


     The Company established a research and development collaboration with Janssen Pharmaceutical, N.V. ("Janssen"), a wholly owned subsidiary of Johnson & Johnson, for the discovery and development of compounds suitable for the treatment of Alzheimer's disease and other neurodegenerative diseases. Under the terms of the agreements, the Company received an initial licensing fee and Janssen will provide research funding over a three-year research period, renewable for a fourth and fifth year. In addition, Janssen will make milestone payments to the Company upon the achievement of development and clinical benchmarks. The Company will receive a royalty on sales of marketed products and Janssen will be responsible for all development costs, including clinical trials and obtaining regulatory approval. Deferred revenue related to these agreements was $1,514,507 and $279,095 at December 31, 1994 and 1995, respectively. In October 1994, Johnson & Johnson Development Corporation made an equity investment in the Company.


I.  RESEARCH, CLINICAL TRIAL, CONSULTING AND LICENSE AGREEMENTS

     Since beginning operations, the Company has entered into research agreements and clinical trial agreements with universities and third parties and consulting agreements with scientific advisors. The research agreements require the Company to fund certain research activities, and are generally renewable on an annual basis. In return, the Company has rights to obtain and use exclusive licenses for the results of the research. Under license agreements with various universities, ownership of all patents resulting from research agreements will remain with the universities or researchers. The Company is required to incur all costs associated with applying for and maintaining the patents. The Company generally will obtain exclusive worldwide licensing rights and is required to remit fixed percentages, as defined, of the net selling price of licensed products and royalties received from sublicensees to the universities and researchers. The clinical trial agreements require the Company to fund the performance of specific clinical procedures and the cost of administering the clinical trials.

     As of December 31, 1995, minimum commitments under research, clinical trial and consulting agreements are $495,207 for 1996 ($166,862 at December 31, 1994).


J.  INTERIM AND PRO FORMA INFORMATION (UNAUDITED)



INTERIM FINANCIAL INFORMATION



     The consolidated balance sheet as of March 31, 1996, and the consolidated statements of operations and cash flows for the three months ended March 31, 1995 and 1996 and for the period from inception of operations (August 31, 1988) through March 31, 1996, and the statement of stockholders' equity for the three months ended March 31, 1996 have been prepared by the Company and are unaudited. These interim financial statements include all adjustments, consisting of normal recurring

                         GLIATECH INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


J.  INTERIM AND PRO FORMA INFORMATION (UNAUDITED) -- CONTINUED


adjustments necessary for a fair statement of the results of the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these interim financial statements. The interim financial statements should be read in conjunction with the Company's December 31, 1995 audited consolidated financial statements appearing herein. The results for the three months ended March 31, 1996 may not be indicative of operating results for the full year.

           ---------------------------------------------------------
           ---------------------------------------------------------

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of the date subsequent to the date hereof.
                          ----------------------------

                               TABLE OF CONTENTS


                                                 Page
                                                 ----
Available Information........................      2
Prospectus Summary...........................      3
Risk Factors.................................      6
Use of Proceeds..............................     14
Common Stock Market Prices and Dividend
  Policy.....................................     14
Dilution.....................................     14
Capitalization...............................     15
Selected Consolidated Financial Data.........     16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations..............................     17
Business.....................................     21
Management...................................     36
Executive Compensation.......................     38
Certain Transactions.........................     41
Principal Stockholders.......................     42
Selling Stockholders.........................     44
Description of Capital Stock.................     45
Plan of Distribution.........................     47
Legal Matters................................     48
Experts......................................     48
Index to Financial Statements................    F-1


                               ------------------

           ---------------------------------------------------------
           ---------------------------------------------------------
           ---------------------------------------------------------
           ---------------------------------------------------------


                                1,750,000 SHARES


                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                     Vector Securities International, Inc.

                             Montgomery Securities

                               McDonald & Company
                                Securities, Inc.

                              ______________, 1996

           ---------------------------------------------------------
           ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Common Stock being registered hereby, other than underwriting discounts and commissions.


     Securities and Exchange Commission registration fee......................  $  8,147
     National Association of Securities Dealers, Inc. filing fee..............     2,863
     Nasdaq National Market subsequent listing fee............................    17,500
     Printing costs...........................................................    50,000
     Accounting fees and expenses.............................................    60,000
     Legal fees and expenses (not including Blue Sky).........................   125,000
     Blue Sky fees and expenses...............................................    10,000
     Miscellaneous expenses...................................................   126,490
                                                                                --------
               Total..........................................................  $400,000
                                                                                ========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Second Restated Certificate of Incorporation (Exhibit 3.2(i) to this Registration Statement) provides in Article Seventh that the Company will indemnify its officers, directors and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws as from time to time may be in effect and that the Company may enter into agreements which provide for indemnification greater or different from that provided in the Second Restated Certificate. In addition, the Company has provided in Article Eighth of its Second Restated Certificate that no director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duty as a director, to the full extent permitted by the DGCL or any other applicable laws as from time to time may be in effect. The Second Restated Certificate further provides that any repeal or modification of Article Seventh or Article Eighth will not adversely affect the right or protection existing under such provision prior to such repeal or modification.

     Subsection (a) of the Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that any indemnification under subsections (a) and
(b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it is ultimately determined that he is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     The Company expects to enter into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of the Company and expects to enter into similar agreements with any Director or those executive officers designed by the Board of Directors of the Company which may, from time to time, be elected or appointed.

     Pursuant to the Indemnity Agreements, the Company will indemnify a Director or officer of the Company (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a Director or officer of the Company, or is or was serving at the request of the Company in certain capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee unless it proved by clear and convincing evidence that the Indemnitee's action or failure to act was not in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The Indemnity Agreements provide for advancement of expenses to the Indemnitee if the Indemnitee provides the Company with a written undertaking that (i) he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal administrative, or investigative action, suit, proceeding or claim and (ii) he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company.


     Reference is made to Section 9 of the Placement Agency Agreement (Exhibit
1.1 to this Registration Statement which provides for indemnification of the Company's Directors and Officers by the Placement Agents and Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Company that were not registered under the Securities Act have been issued or sold by the Company within the past three years, except as follows:

     On October 1, 1993, the Company sold an aggregate of 110,000 shares of Common Stock. The Company received $1.50 per share for the shares of Common Stock.

     On July 29, 1994, the Company sold an aggregate of 2,420,001 shares of Series D Preferred Stock and warrants for the purchase of 2,420,001 of Series D Preferred Stock. The Company received $1.50 per share for the shares of Series D Preferred Stock and warrants for the purchase of 2,420,001 shares of Series D Preferred Stock.

     On October 14, 1994, the Company sold an aggregate of 1,000,000 shares of Series E Preferred Stock and warrants for the purchase of 200,000 shares of Series E Preferred Stock to Johnson & Johnson Development Corporation. The Company received $1.50 per share for the shares of Series E Preferred Stock and warrants for the purchase of 2,420,001 shares of Series E Preferred Stock.

     On November 31, 1994, the Company granted an aggregate of 3,400 shares of Common Stock to an employee 401(K) plan. The Company did not receive any monetary consideration for this grant.

     On June 30, 1995, the Company sold an aggregate of 2,702,703 shares of Series F Preferred Stock. The Company received $1.85 per share for the shares of Series F Preferred Stock.

     Registration under the Securities Act was not affected with respect to the above described transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:


EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- ------     --------------------------------------------------------------------------------
 *1.1      Form of Placement Agency Agreement.
 *1.2      Form of Escrow Agreement.
  3.1 (i)  Second Restated Certificate of Incorporation of the Company is incorporated hereby by reference to Exhibit 4(a) of the Company's Form S-8 Registration
           Statement with respect to the 1995 Nonemployee Directors Stock Option Plan filed
           January 18, 1996 (Registration No. 333-00408).
      (ii) Amended and Restated By-Laws of the Company are incorporated herein by reference to Exhibit 4(b) of the Company's Form S-8 Registration Statement with respect to the 1995 Nonemployee Directors Stock Option Plan filed January 18, 1996
           (Registration Statement No. 333-00408).
**5.1      Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
 10.1      Lease Agreements, as amended, between Gliatech R&D, Inc. and Commerce Corner
           Associates (facility lease) which is guaranteed by the Company is incorporated by reference to Exhibit 10.1 of the Company's Form S-1 Registration Statement
           filed September 1, 1995 (Registration No. 33-96460).
 10.2      Master Lease and Warrant Agreement between the Company and Pacificorp Credit,
           Inc. d/b/a Pacific Venture Finance, Inc., dated October 15, 1990, and Amendment
           No. 1, dated October 15, 1991 (equipment lease line) is incorporated by reference to Exhibit 10.2 of the Company's Form S-1 Registration Statement filed
           September 1, 1995 (Registration No. 33-96460).
 10.3      Sublease between Gliatech R&D, Inc. and Spectrum Surgical Instruments
           Corporation, dated November 7, 1994 is incorporated by reference to Exhibit 10.3 of the Company's Form S-1 Registration Statement filed September 1, 1995
           (Registration No. 33-96460).

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- ------     --------------------------------------------------------------------------------
 10.4      Line of Credit Agreement between the Company and National City Bank, dated
           November 9, 1992 and related Promissory Note is incorporated by reference to
           Exhibit 10.4 of the Company's Form S-1 Registration Statement filed September 1,
           1995 (Registration No. 33-96460).
 10.5      Research Agreements between the Company and Case Western Reserve University, dated as of August 31, 1988 and September 1, 1991 is incorporated by reference to Exhibit 10.5 of the Company's Form S-1 Registration Statement filed September
           1, 1995 (Registration No. 33-96460).
 10.6      License Agreements between the Company and Case Western Reserve University, dated as of August 31, 1988 and September 1, 1991 is incorporated by reference to Exhibit 10.6 of the Company's Form S-1 Registration Statement filed September
           1, 1995 (Registration No. 33-96460).
 10.7      Employment letter between the Company and Thomas O. Oesterling, Ph.D., dated May
           19, 1989 is incorporated by reference to Exhibit 10.7 of the Company's Form S-1
           Registration Statement filed September 1, 1995 (Registration No. 33-96460).
 10.8      Employment letter between the Company and Robert C.A. Frederickson, Ph.D., dated
           June 21, 1989 is incorporated by reference to Exhibit 10.8 of the Company's Form
           S-1 Registration Statement filed September 1, 1995 (Registration No. 33-96460).
 10.9      Employment letter between the Company and Mr. Rodney E. Dausch, dated February
           7, 1995 is incorporated by reference to Exhibit 10.9 of the Company's Form S-1
           Registration Statement filed September 1, 1995 (Registration No. 33-96460).
 10.10     The Company's Amended and Restated 1989 Stock Option Plan is incorporated by reference to Exhibit 10.10 of the Company's Amendment No. 1 to Form S-1
           Registration Statement filed September 22, 1995 (Registration No. 33-96460).
 10.11     The Company's 1992 Directors Stock Option Plan is incorporated by reference to
           Exhibit 10.11 of the Company's Form S-1 Registration Statement filed September
           1, 1995 (Registration No. 33-96460).
 10.12     The Company's 1995 Nonemployee Directors Stock Option Plan is incorporated by reference to Exhibit 4(c) of the Company's Form S-8 Registration Statement with respect to the 1995 Nonemployee Directors Stock Option Plan filed January 18,
           1996 (Registration No. 333-00408).
 10.13     Manufacturing Agreement between the Company and European Medical Contract
           Manufacturing, dated October 10, 1994 (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a grant of confidential treatment) is incorporated by reference to
           Exhibit 10.12 of the Company's Amendment No. 2 to Form S-1 Registration
           Statement filed October 10, 1995 (Registration No. 33-96460).
 10.14     Form of Distribution Agreement between the Company and various of its distributors is incorporated by reference to Exhibit 10.13 of the Company's
           Amendment No. 1 to Form S-1 Registration Statement filed September 22, 1995
           (Registration No. 33-96460).
 10.15     Agreement between the Company and Janssen Pharmaceutica, N.V., dated October 14,
           1994 (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a grant of confidential treatment) is incorporated by reference to Exhibit 10.14 of the Company's
           Amendment No. 2 to Form S-1 Registration Statement filed October 10, 1995
           (Registration No. 33-96460).
 10.16     First Addendum to Agreement between the Company and Janssen Pharmaceutica, N.V., dated September 1, 1995 (certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a grant of confidential treatment) is incorporated by reference to Exhibit 10.16 of the
           Company's Amendment No. 2 to Form S-1 Registration Statement filed October 10,
           1995 (Registration No. 33-96460).

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- ------     --------------------------------------------------------------------------------
 10.17     Underwriting Agreement by and among the Company, Montgomery Securities, Vector
           Securities International, Inc. and McDonald & Company Securities, Inc., dated
           October 18, 1995 is incorporated by reference to Exhibit 10.17 of the Company's
           Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
 10.18     Warrant to purchase Common Stock issued to Montgomery Securities is incorporated by reference to Exhibit 4.5 of the Company's Form S-1 Registration Statement
           filed September 1, 1995 (Registration No. 33-96460).
 10.19     Warrant to purchase Common Stock issued to Vector Securities International, Inc.
           is incorporated by reference to Exhibit 4.6 of the Company's Form S-1
           Registration Statement filed September 1, 1995 (Registration No. 33-96460).
 10.20     Seventh Amended and Restated Rights of First Refusal, Co-Sale and Registration
           Rights Agreement is incorporated by reference to Exhibit 4.8 of the Company's
           Amendment No. 2 to Form S-1 Registration Statement filed October 10, 1995
           (Registration No. 33-96460).
**11.1     Statement regarding computation of per-share loss.
*21.1      Subsidiaries of the Company.
**23.1     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
**23.2     Consent of Ernst & Young LLP.
**23.3     Consent of Pennie & Edmonds.
*24.1      Powers of Attorney.
**24.2     Power of Attorney of Theodore E. Haigler, Jr.
*99.1      Consent of Theodore E. Haigler, Jr.


- ---------------


 * Previously filed.



** Filed herewith.


     (b) Financial Statement Schedules

     None

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MAY 15, 1996.


                                          GLIATECH INC.


                                          By: /s/ THOMAS O. OESTERLING

                                              Thomas O. Oesterling, Ph.D.
                                              President and Chief Executive
                                                 Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURE                                 TITLE                      DATE
- ----------------------------------------  -----------------------------------------------------
/s/ THOMAS O. OESTERLING                  President and Chief Executive         May 15, 1996
Thomas O. Oesterling, Ph.D.               Officer (Principal Executive
                                          Officer) and Director
                       *                  Vice President and Chief Financial    May 15, 1996
Rodney E. Dausch                          Officer (Principal Financial
                                          Officer)
                       *                  Controller (Principal Accounting      May 15, 1996
Karen Diedrich                            Officer)
                       *                  Chairman of the Board                 May 15, 1996
Robert P. Pinkas
                       *                  Director                              May 15, 1996
Allen H. Ford
                       *                  Director                              May 15, 1996
Thomas E. Haigler, Jr.
                       *                  Director                              May 15, 1996
Robert D. Pavey
                       *                  Director                              May 15, 1996
Irving S. Shapiro
                       *                  Director                              May 15, 1996
John L. Ufheil



* The undersigned by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company, which are being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.



By: /s/ THOMAS O. OESTERLING

       Thomas O. Oesterling, Ph.D.
       Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
  NUMBER                           DESCRIPTION OF DOCUMENT                           SYSTEM
- ----------     ----------------------------------------------------------------    -----------
   *1.1        Form of Placement Agency Agreement.
   *1.2        Form of Escrow Agreement.
    3.1 (i)    Second Restated Certificate of Incorporation of the Company is
               incorporated hereby by reference to Exhibit 4(a) of the
               Company's Form S-8 Registration Statement with respect to the
               1995 Nonemployee Directors Stock Option Plan filed January 18,
               1996 (Registration No. 333- 00408).
        (ii)   Amended and Restated By-Laws of the Company are incorporated herein by reference to Exhibit 4(b) of the Company's Form S-8
               Registration Statement with respect to the 1995 Nonemployee
               Directors Stock Option Plan filed January 18, 1996 (Registration
               Statement No. 333-00408).
  **5.1        Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
   10.1        Lease Agreements, as amended, between Gliatech R&D, Inc. and
               Commerce Corner Associates (facility lease) which is guaranteed by the Company is incorporated by reference to Exhibit 10.1 of the Company's Form S-1 Registration Statement filed September 1,
               1995 (Registration No. 33-96460).
   10.2        Master Lease and Warrant Agreement between the Company and
               Pacificorp Credit, Inc. d/b/a Pacific Venture Finance, Inc.,
               dated October 15, 1990, and Amendment No. 1, dated October 15,
               1991 (equipment lease line) is incorporated by reference to
               Exhibit 10.2 of the Company's Form S-1 Registration Statement
               filed September 1, 1995 (Registration No. 33-96460).
   10.3        Sublease between Gliatech R&D, Inc. and Spectrum Surgical
               Instruments Corporation, dated November 7, 1994 is incorporated by reference to Exhibit 10.3 of the Company's Form S-1
               Registration Statement filed September 1, 1995 (Registration No.
               33-96460).
   10.4        Line of Credit Agreement between the Company and National City
               Bank, dated November 9, 1992 and related Promissory Note is incorporated by reference to Exhibit 10.4 of the Company's Form
               S-1 Registration Statement filed September 1, 1995 (Registration
               No. 33-96460).
   10.5        Research Agreements between the Company and Case Western Reserve
               University, dated as of August 31, 1988 and September 1, 1991 is incorporated by reference to Exhibit 10.5 of the Company's Form
               S-1 Registration Statement filed September 1, 1995 (Registration
               No. 33-96460).
   10.6        License Agreements between the Company and Case Western Reserve
               University, dated as of August 31, 1988 and September 1, 1991 is incorporated by reference to Exhibit 10.6 of the Company's Form
               S-1 Registration Statement filed September 1, 1995 (Registration
               No. 33-96460).
   10.7        Employment letter between the Company and Thomas O. Oesterling,
               Ph.D., dated May 19, 1989 is incorporated by reference to
               Exhibit 10.7 of the Company's Form S-1 Registration Statement
               filed September 1, 1995 (Registration No. 33-96460).

                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
  NUMBER                           DESCRIPTION OF DOCUMENT                           SYSTEM
- ----------     ----------------------------------------------------------------    -----------
   10.8        Employment letter between the Company and Robert C.A.
               Frederickson, Ph.D., dated June 21, 1989 is incorporated by reference to Exhibit 10.8 of the Company's Form S-1 Registration
               Statement filed September 1, 1995 (Registration No. 33-96460).
   10.9        Employment letter between the Company and Mr. Rodney E. Dausch, dated February 7, 1995 is incorporated by reference to Exhibit
               10.9 of the Company's Form S-1 Registration Statement filed
               September 1, 1995 (Registration No. 33-96460).
   10.10       The Company's Amended and Restated 1989 Stock Option Plan is
               incorporated by reference to Exhibit 10.10 of the Company's
               Amendment No. 1 to Form S-1 Registration Statement filed
               September 22, 1995 (Registration No. 33-96460).
   10.11       The Company's 1992 Directors Stock Option Plan is incorporated by reference to Exhibit 10.11 of the Company's Form S-1
               Registration Statement filed September 1, 1995 (Registration No.
               33-96460).
   10.12       The Company's 1995 Nonemployee Directors Stock Option Plan is
               incorporated by reference to Exhibit 4(c) of the Company's Form
               S-8 Registration Statement with respect to the 1995 Nonemployee
               Directors Stock Option Plan filed January 18, 1996 (Registration
               No. 333-00408).
   10.13       Manufacturing Agreement between the Company and European Medical
               Contract Manufacturing, dated October 10, 1994 (certain portions of this exhibit have been omitted and filed separately with the
               Securities and Exchange Commission pursuant to a grant of
               confidential treatment) is incorporated by reference to Exhibit
               10.12 of the Company's Amendment No. 2 to Form S-1 Registration
               Statement filed October 10, 1995 (Registration No. 33-96460).
   10.14       Form of Distribution Agreement between the Company and various of its distributors is incorporated by reference to Exhibit
               10.13 of the Company's Amendment No. 1 to Form S-1 Registration
               Statement filed September 22, 1995 (Registration No. 33-96460).
   10.15       Agreement between the Company and Janssen Pharmaceutica, N.V., dated October 14, 1994 (certain portions of this exhibit have been omitted and filed separately with the Securities and
               Exchange Commission pursuant to a grant of confidential
               treatment) is incorporated by reference to Exhibit 10.14 of the
               Company's Amendment No. 2 to Form S-1 Registration Statement
               filed October 10, 1995 (Registration No. 33-96460).
   10.16       First Addendum to Agreement between the Company and Janssen
               Pharmaceutica, N.V., dated September 1, 1995 (certain portions of this exhibit have been omitted and filed separately with the
               Securities and Exchange Commission pursuant to a grant of
               confidential treatment) is incorporated by reference to Exhibit
               10.16 of the Company's Amendment No. 2 to Form S-1 Registration
               Statement filed October 10, 1995 (Registration No. 33-96460).
   10.17       Underwriting Agreement by and among the Company, Montgomery
               Securities, Vector Securities International, Inc. and McDonald &
               Company Securities, Inc., dated October 18, 1995 is incorporated by reference to Exhibit 10.17 of the Company's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1995.

                                                                                   PAGINATION
                                                                                       BY
                                                                                   SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
  NUMBER                           DESCRIPTION OF DOCUMENT                           SYSTEM
- ----------     ----------------------------------------------------------------    -----------
   10.18       Warrant to purchase Common Stock issued to Montgomery Securities is incorporated by reference to Exhibit 4.5 of the Company's
               Form S-1 Registration Statement filed September 1, 1995
               (Registration No. 33-96460).
   10.19       Warrant to purchase Common Stock issued to Vector Securities
               International, Inc. is incorporated by reference to Exhibit 4.6 of the Company's Form S-1 Registration Statement filed September
               1, 1995 (Registration No. 33-96460).
   10.20       Seventh Amended and Restated Rights of First Refusal, Co-Sale
               and Registration Rights Agreement is incorporated by reference to Exhibit 4.8 of the Company's Amendment No. 2 to Form S-1
               Registration Statement filed October 10, 1995 (Registration No.
               33-96460).
 **11.1        Statement regarding computation of per-share loss.
  *21.1        Subsidiaries of the Company.
 **23.1        Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
 **23.2        Consent of Ernst & Young LLP.
 **23.3        Consent of Pennie & Edmonds.
  *24.1        Powers of Attorney.
 **24.2        Power of Attorney of Theodore E. Haigler, Jr.
  *99.1        Consent of Theodore E. Haigler, Jr.


- ---------------


 * Previously filed.



** Filed herewith.